Filed Pursuant to Rule 424(b)(5)
Registration No. 333-167412

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 9, 2010

25,000,000 Shares

Allscripts-Misys Healthcare Solutions, Inc.

Common Stock

The shares of common stock are being sold by the selling stockholders. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “MDRX”. The last reported closing price on August 13, 2010 was $16.93 per share.

The underwriters have an option to purchase from the selling stockholders a maximum of 3,750,000 additional shares to cover over-allotments of shares.

Prior to the date hereof, certain of the underwriters entered into an agreement (in addition to the underwriting agreement expected to be entered into in connection with this offering) with us and the selling stockholders regarding the terms of the offering. See “Underwriting” for additional information.

On July 27, 2010, Misys plc, our majority stockholder, announced that it has been informed by ValueAct Capital, its 25.7% shareholder, that ValueAct intends to participate as a purchaser in the placing of shares of our common stock sold in this offering. Specifically, ValueAct has informed Misys in writing that it intends to submit an order to the underwriters for 5 million shares of our common stock at a price of $16.50. At prices above $16.50, ValueAct may adjust the number of shares it purchases.

Investing in our common stock involves risks. See “Risk Factors” on page S-15. You should also consider the risk factors described in the documents we incorporate by reference.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about                     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Barclays Capital

J.P. Morgan	UBS Investment Bank

The date of this prospectus supplement is                     , 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document, or to which we have referred you. We and the selling stockholders have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. This prospectus supplement contains specific information about us as well as the selling stockholders and the terms on which they are offering and selling shares of our common stock. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the prospectus, the statements made in the prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you purchase shares of our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and the registration statement, together with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein) contain forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and management’s expectations, beliefs, intentions, plans or projections relating to the future. Some of these statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “seeks,” “future,” “continue,” “contemplate,” “would,” “will,” “may,” “should,” and the negative or other variations of those terms or comparable terminology or by discussion of strategy, plans, opportunities or intentions. As a result, actual results, performance or achievements may vary materially from those anticipated by the forward-looking statements.

Among the factors that could cause actual results, performance or achievements to differ materially from those indicated by such forward-looking statements are:

•	the possibility that the Eclipsys Merger and the proposed transactions to reduce Misys plc’s share ownership in us do not close, including due to the failure to satisfy the closing conditions;

•	the risk that we do not achieve the strategic benefits of the Eclipsys Merger on our anticipated timetable, if at all;

•	the possibility that the expected synergies and cost savings of the Eclipsys Merger are not realized, or are not realized within the expected time period, if at all;

•	upon the closing of the Eclipsys Merger, the risk that our business is not integrated successfully with the business of Eclipsys;

•	disruption from the Eclipsys Merger and related transactions making it more difficult to maintain business relationships with customers, partners and others;

•	competition within the industries in which we operate;

•

failure to achieve certification under the Health Information Technology for Economic and Clinical Health Act, which could result in increased development costs, a breach of some customer obligations and could put Allscripts and Eclipsys at a competitive disadvantage in the marketplace;

•

unexpected requirements to achieve interoperability certification pursuant to The Certification Commission for Health Information Technology, which could result in increased development and other costs for us;

S-ii

•	the volume and timing of systems sales and installations, the length of sales cycles and the installation process and the possibility that our products will not achieve or sustain market acceptance;

•	the timing, cost and success or failure of new product and service introductions, development and product upgrade releases;

•	competitive pressures including product offerings, pricing and promotional activities;

•	errors or similar problems in our software products;

•	the outcome of any legal proceeding that has been or may be instituted against us and others;

•

compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry, including possible regulation of our software by the U.S. Food and Drug Administration;

•	the possibility of product-related liabilities;

•	our ability to attract and retain qualified personnel, particularly following the Eclipsys Merger;

•	the implementation and speed of acceptance of the electronic record provisions of the American Recovery and Reinvestment Act of 2009;

•	maintaining our intellectual property rights and litigation involving intellectual property rights;

•	legislative, regulatory and economic developments;

•	risks related to third-party suppliers and our ability to obtain, use or successfully integrate third-party licensed technology;

•	breach of our security by third parties; and

•	those factors discussed in “Risk Factors” in this prospectus supplement and our periodic filings with the SEC that are incorporated by reference herein.

You are urged to carefully review the disclosures we make concerning the risks, uncertainties and assumptions that may affect our business and operating results, including, but not limited to, the risks, uncertainties and assumptions set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks, uncertainties and assumptions as you read this prospectus.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus supplement. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and regulations.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the “Risk Factors” section included in this prospectus supplement and our periodic filings with the SEC incorporated by reference herein, and the financial statements and related notes incorporated by reference herein. Unless this prospectus supplement indicates otherwise or the context otherwise requires (i) the terms “we,” “our,” “us,” “Allscripts” and “the Company” refer to Allscripts-Misys Healthcare Solutions, Inc. and its consolidated subsidiaries, (ii) the term “Eclipsys” refers to Eclipsys Corporation and its consolidated subsidiaries, (iii) the term “Misys” refers to Misys plc and (iv) references to the “Eclipsys Merger” mean our merger with Eclipsys through the pending merger described herein.

Allscripts (the trade name of Allscripts-Misys Healthcare Solutions, Inc.) is a leading provider of clinical software, services, information and connectivity solutions that empower physicians and other healthcare providers to deliver best-in-class patient safety, clinical outcomes and financial results. Our businesses provide innovative solutions that inform physicians with just right, just in time information, connect physicians to each other and to the entire community of care, and transform healthcare, improving both the quality and efficiency of care. We provide various software applications and services, including Electronic Health Records, or EHRs, practice management, revenue cycle management, clearinghouse services, electronic prescribing, Emergency Department Information System, or EDIS, hospital care management and discharge management solutions, document imaging solutions, referral management and a variety of other solutions for home care and other post-acute facilities. On June 9, 2010, we entered into an Agreement and Plan of Merger, which we refer to as the Merger Agreement, with Eclipsys, a leading enterprise provider of solutions and services for hospitals and clinicians. For the twelve months ended May 31, 2010, after giving pro forma effect to the Eclipsys Merger, we would have generated approximately $1.2 billion in revenue and approximately $125 million of income from operations.

Overview

Our physician practice solutions include our Enterprise solution for large physician practices and Integrated Delivery Networks, our Professional solution for mid-size primary care and single specialty practices, and the Allscripts MyWay solution for smaller or independent physician practices. Our award-winning EHR solutions are designed to enhance physician productivity using tablet PCs, wireless handheld devices or desktop workstations for the purpose of automating the most common physician activities, including prescribing, dictating, ordering lab tests and viewing results, documenting clinical encounters and capturing charges, among others. Our electronic prescribing solutions include a Web-based stand-alone solution offered free-of-charge to any licensed prescriber, and solutions that are integrated into each of our EHRs.

Our practice management solutions combine scheduling and revenue cycle management tools in a single package with functionality including rules-based appointment scheduling, multi-resource and recurring appointment features, referral and eligibility indicators, and appointment and claims management. Our Web-based clearinghouse solutions are available on a stand-alone basis or integrated into our practice management solutions.

Our health system solutions include offerings for hospitals that are seeking EDIS and care management solutions, as well as post-acute facilities such as home health providers, hospices and skilled nursing facilities. Allscripts ED is an EDIS that electronically streamlines processes for hospital Emergency Departments, including tracking, triage, nurse and physician charting, disposition and reporting. EmSTAT, a legacy EDIS product, offers similar functionality for streamlining the Emergency Department care process in small hospitals.

Allscripts Care Management is a Web-based solution that streamlines and speeds the patient care management process by automating utilization, case, discharge and quality management processes relating to patient hospital visits. Allscripts Post Acute solutions include: Referral Management, Referral Management Plus, and Allscripts Mobile. These solutions streamline the transition of care process between hospitals and post-acute care facilities. Our solution for home health providers is an integrated system that combines business, clinical, and scheduling features into a single package, providing home health, hospice, and private duty organizations with a user friendly product that enables staff to work more effectively both inside and outside the office.

Our Competitive Strengths

We believe that the following competitive strengths are the keys to our success:

Industry-Leading Solutions

We have been an innovator in the development and adoption of healthcare information technology solutions. We believe our clinical and health solutions provide the following advantages:

•

Accessibility. Physicians can quickly access our web-based clinical solutions from a variety of locations, including the exam room, hospital, office or remote locations. With our EHR solutions, physicians can easily perform such important tasks as dictation and charge capture in an offline mode and immediately transfer those files once reconnected to the network. Our solutions run on tablet PCs, a wide variety of smartphones, desktop workstations and other wireless devices, as well as over the Internet in a hosted or Software-as-a-Service, or SaaS, environment.

•

Innovation. Allscripts has developed a reputation for innovation through the introduction of pioneering new products. Two recent examples include Allscripts Remote and Allscripts Patient Kiosk. Our Allscripts Remote product was the first to make information from Electronic Health Records certified by the Certification Commission on Health Information Technology, or CCHIT, available on the Apple iPhone®, iPod® Touch and iPad® in an Apple-native software format, as well as on BlackBerry® and Android® smartphones. Our Allscripts Patient Kiosk, developed in partnership with Fujitsu (our hardware partner), is the first kiosk from a major practice management and EHR vendor. The kiosk connects to our EHR and practice management solutions to enable patients to quickly check-in, pay their co-pays using a credit card and conduct other business while taking control of their own healthcare with a dashboard view of all their personal information, including a complete health maintenance plan and alerts about upcoming or overdue tests.

•

SaaS. By making a wide variety of our solutions available via SaaS (i.e., available on-demand over the Internet using a Web browser) we believe that we have significantly increased the ease of adoption of our solutions. This capability is especially important for physicians in independent practice and small groups who make up nearly half the U.S. physician population yet generally lack the IT resources and know-how to manage an on-premise software application.

•

Interoperability. Our products are designed to operate with existing installed systems, in both ambulatory and acute settings. Our Universal Application Integrator, or UAI, is an innovative application that enables Allscripts and third-parties to quickly and easily build connections between our software applications.

•

Enhancing the Revenue Cycle. Allscripts focuses on making it easier for our clients to access new opportunities for financial gain through a variety of revenue cycle solutions. In particular, our Payerpath solution is one of the leading revenue cycle management and clearinghouse services in the United States with over 600 million revenue cycle management transactions processed each year. Available on a stand-alone basis or integrated with our practice management systems, Payerpath’s comprehensive suite of Internet solutions helps facilitate the reimbursement cycle for physician practices, clearinghouses and payers, delivering improved reimbursement and claim management processes that lead to more accurate claims and faster payments. For example, Payerpath Eligibility provides instant verification of patient insurance eligibility, ending phone calls to payers to clarify covered procedures and patient eligibility. Another example, Allscripts Patient Payment Assurance, provides point-of-care collection of credit card and debit card payments, reducing the need for patient billing, which can dramatically reduce patient receivables. By enabling significant return on investment, our revenue cycle solutions allow providers to focus less on running their businesses and more on providing quality patient care.

•

A Comprehensive Portfolio for Physicians. For physicians not yet ready for an EHR, our portfolio includes stand-alone, web-based electronic prescribing (free of charge), document management, and revenue cycle management. For physicians who already utilize an EHR and practice management system, our portfolio includes connections to other physicians, to our Emergency Department and Care Management solutions and to post-acute providers and third-party hospital inpatient information systems. We also offer add-ons to the EHR that enable physicians to more easily enroll patients in clinical trials, automate the process of reporting quality outcomes to government and private “pay for performance” programs, and connect to communities of healthcare organizations such as regional Health Information Exchanges.

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Accelerated Implementations. The Allscripts READY accelerated deployment program answers the growing need for faster, standardized implementations of Electronic Health Records. As the American Recovery and Reinvestment Act of 2009, which we refer to as the Stimulus, incentives start to take effect, industry observers anticipate a significant increase in the number of physician practices seeking to deploy an EHR, placing greater pressure on physician groups and EHR vendors to implement the software more quickly and with fewer human resources. READY provides the answer with a series of complete solution packages that combine best-in-class recommendations for products, certified workflows and implementation, as well as remote e-learning in place of onsite training. Leveraging experience from thousands of successful clients, READY standardizes an EHR implementation and delivers a faster installation with minimized costs.

•

Accelerated Upgrades. Our Upgrade Enablement Center, or UEC, provides a quick and accelerated migration path for our legacy Misys EMR users. The four- to six-week process lets clients protect their investment in software and information while upgrading to our Professional EHR, providing a rapid opportunity to participate in the federal Stimulus program. We are planning to extend our UEC platform to upgrade Allscripts clients on all of our legacy EHR systems, which we believe will ensure that Allscripts clients will be “Stimulus-ready.”

Significant Installed Base

Approximately 160,000 physicians, 800 hospitals and 10,000 post-acute facilities nationwide utilize Allscripts solutions to automate and connect their clinical and business operations. Our significant installed base, including some of the country’s most prestigious medical groups and hospitals, serves as a reference source for prospective clients who are interested in purchasing our solutions.

Large Base of Physician Practice Clients Without an EHR

Following its merger with Misys Healthcare Solutions, Inc., or MHS, in October 2008 and certain related transactions, which we refer to as the 2008 Transactions, Allscripts acquired approximately 110,000 physician users of legacy MHS practice management solutions, a vast majority of whom have yet to make an EHR buying decision. We believe these physician practices are most likely to turn to Allscripts, the company that already manages their financial back office operations, when selecting an EHR solution.

Breadth of Product and Service Offering

Allscripts offers an EHR for every segment of the physician market, from solo physician practices to the largest academic medical groups and integrated delivery networks, or IDN. Besides the EHR, our suite of clinical and health solutions software includes e-prescribing, practice management, revenue cycle management for physician groups; emergency department information systems, care management and discharge management solutions for hospitals; and a variety of solutions to help home care and post-acute facilities such as skilled nursing hospitals.

Strength of our Distribution Network

The Allscripts Distribution Network, or ADN, is composed of more than 125 leading resellers and distributors of healthcare products and services that provide the Allscripts MyWay™ Electronic Health Record to small physician groups across the nation. The ADN significantly extends Allscripts’ market presence with a combined reseller sales force of more than 2,000, and existing physician relationships primarily in the one- to three-physician market of over 160,000 physicians. The ADN provides a partner channel to help physician offices enter the electronic healthcare highway cost-effectively and generally with minimal IT problems. Key members of the ADN include Cardinal Health, one of the largest healthcare distributors in the nation, and SYNNEX Corporation, a leading business process services company.

Unique and Comprehensive Connect Strategy

The Allscripts Community Solution helps local and regional health systems to share information between a range of technologies from any source, creating a single patient record for providers across the continuum of care. The Community Solution is designed to leverage existing systems and applications, without the need for replacement. The infrastructure incorporates data from multiple sources in a variety of formats, and harmonizes the data into one uniform patient record across the community. As a result, all the members of a patient’s care team can have the same up-to-date information about the patient, regardless of whether they work in acute, ambulatory or post-acute settings inside or outside the health system.

Meaningful Use Undertaking

The Allscripts Stimulus Program is a series of industry-leading offerings designed to make it safe and easy for physicians to purchase and rapidly deploy Electronic Health Records that will qualify for federal Stimulus incentives. We agree to work with our customers to ensure that the Allscripts EHR physicians select will meet the EHR certification criteria provided by the US Department of Health and Human Services, or HHS.

Extensive Sales and Marketing

We have experienced sales executives with extensive industry expertise. We primarily sell directly to our customers through our sales force. As of May 31, 2010, we employed 405 sales and marketing employees. In addition to our direct sales force and our ADN for MyWay sales, we also have established reseller relationships with strategic partners, such as Cardinal Health, Dell, Inc., Henry Schein, Inc. and Medfusion.

Recent Developments

The Eclipsys Merger

On June 9, 2010, we entered into the Merger Agreement with Eclipsys, a provider of advanced integrated clinical, revenue cycle and performance management software and related professional services that help healthcare organizations and physicians improve clinical, financial and operational outcomes. Eclipsys develops and licenses proprietary software and content that is designed for use in connection with many of the key clinical, financial and operational functions that healthcare organizations require. Eclipsys also provides professional services related to its software. These services include software implementation and maintenance, outsourcing of information technology operations, remote hosting of its software and third-party health information technology applications, technical and user training and consulting.

On July 26, 2010, the HSR Act waiting period expired with respect to the Eclipsys Merger. On August 13, 2010, the respective stockholders of Allscripts and Eclipsys approved the aspects of the Eclipsys Merger that were subject to stockholder approval. The Eclipsys Merger remains subject to the fulfillment or waiver of certain closing conditions that have not yet been satisfied, including completion of the Coniston Transactions described below and other customary closing conditions, including the absence of a material adverse effect with respect to Allscripts or Eclipsys. For additional information about the Eclipsys Merger, see “The Eclipsys Merger.”

Strategic Rationale

We believe the combination of Allscripts and Eclipsys will allow the combined company to become a larger, more competitive solutions provider within the healthcare information technology industry. We expect to realize the following strategic benefits from the combination:

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Scale and Scope. With a client base of 180,000 physicians, 1,500 hospitals and 10,000 post-acute organizations, the combined company will form the largest information technology network in the U.S. healthcare industry. This footprint will enable us to connect providers and patients wherever care is delivered—in the hospital, in small or large physician practices, in extended care facilities or in the patient’s home.

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Unified Technology Platform. Both companies already use common information technology platforms, which will enable us to quickly deliver an integrated offering to healthcare organizations. We will bring together our industry-leading EHR, practice management and comprehensive portfolio of solutions for physicians and post-acute care organizations with Eclipsys’ enterprise and performance management solutions for hospitals. We intend to use an “open architecture” approach that will simplify connectivity for third-party applications.

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Single Patient Record. The combined company will be positioned to deliver a single patient record to all providers within an organization and across a community, providing information and insight that healthcare providers need to create an improved patient experience at a lower cost. We believe this will help clients leverage more effectively the federal funding for hospital and physician adoption of EHRs that is provided by the Stimulus.

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Cost and Revenue Synergies. The combined company will be able to achieve cost synergies through elimination of redundant expenses and leveraging common resources, so as to increase efficiency and operating margins. We believe the projected cost synergies over the next three years will be an aggregate of approximately $100 million. In addition, we will have increased revenue opportunities from cross selling Allscripts’ products to Eclipsys’ existing customer base, Eclipsys’ products to Allscripts’ existing customer base and sales to new customers interested in a full service, integrated suite of products.

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Management Arrangements. The combined company will have a rich base of talented and experienced employees in key positions and will be able to draw upon the combined experience of two strong senior management teams.

Our Combined Solution Set

We anticipate that the combined company will address the market demand for a true end-to-end integrated solution for the healthcare industry, bringing together our physician-office and post-acute care solutions with Eclipsys’ enterprise solutions for hospitals and health systems.

Reduction of Misys Share Ownership

On June 9, 2010, we also announced that we entered into a Framework Agreement with Misys, which was subsequently amended on July 26, 2010, and which we refer to as the Framework Agreement. Pursuant to the Framework Agreement, Allscripts and Misys agreed to reduce Misys’ existing indirect ownership interest in Allscripts. As of August 13, 2010, Misys indirectly held 79.8 million shares of our common stock, representing approximately 54.5% of the aggregate voting power of our capital stock. Upon completion of the Coniston Transactions described below, and assuming that (i) the selling stockholders, which are wholly owned subsidiaries of Misys, sell 25 million shares of our common stock in this offering, (ii) that Misys exercises its right to sell shares in the Contingent Share Repurchase and (iii) the completion of the Eclipsys Merger, each as described below, we expect Misys’ equity stake in us to be reduced to approximately 13.5%.

Subject to the terms and conditions of the Framework Agreement, Misys and Allscripts have agreed that:

•

100% of the issued and outstanding shares of an indirect subsidiary of Misys, which we refer to as Newco, and which will hold 61,308,295 shares of our common stock, will be transferred to us in exchange for 61,308,295 shares of our common stock newly issued to subsidiaries of Misys (which shares we refer to as the Exchange Shares, and which transaction we refer to as the Exchange);

•

we will repurchase from indirect subsidiaries of Misys 24,442,083 shares of our common stock, including 5,938,867 Exchange Shares, at an aggregate purchase price of $577.4 million (which shares we refer to as the Repurchase Shares, and which transaction we refer to as the Share Repurchase), which includes a payment of a premium of $117.4 million in connection with the sale by Misys of its controlling interest in us;

•	Misys, directly or through one or more of its subsidiaries, will sell at least 25 million shares of our common stock in this offering; and

•

if the Eclipsys Merger is completed, Misys will have the right to require that we repurchase from Misys or from one or more of its indirect subsidiaries 5,313,807 additional shares of our common stock for an aggregate purchase price of $101.6 million, which includes a payment of a premium of $1.6 million (which shares we refer to as the Contingent Share Repurchase Shares, and which transaction we refer to as the Contingent Share Repurchase), which right may be exercised for up to 10 days after completion of the Eclipsys Merger.

We refer to the Exchange, Share Repurchase and this offering as the Coniston Transactions.

On August 13, 2010, the shareholders of Misys approved the aspects of the Coniston Transactions that were subject to shareholder approval. The closing of the Coniston Transactions remains subject to the fulfillment or waiver of certain closing conditions that have not yet been satisfied, including (i) the sale of no fewer than 25 million shares of our common stock in this offering at a public offering price of no less than $16.50 per share, which we refer to as the Floor Price Condition, (ii) the completion of the financing contemplated by the Commitment Letter described below and (iii) the completion of our buyback of additional Allscripts shares beneficially owned by Misys, which will substantially reduce Misys’ beneficial share ownership of us prior to the closing of the Eclipsys Merger. Misys has acknowledged that the Floor Price Condition will be satisfied so long as Misys receives a gross price of no less than $16.50 per share from the underwriters. The closing of the Coniston Transactions is a condition to completion of the Eclipsys Merger. For additional information about the Eclipsys Merger, see “The Eclipsys Merger.”

In connection with the Coniston Transactions, we entered into a commitment letter, which we refer to as the Commitment Letter, with JPMorgan Chase Bank, N.A., Barclays Bank PLC, UBS Loan Finance LLC and certain of their affiliates providing for certain revolving and term loan facilities in an aggregate amount up to $720 million. In connection with the syndication of the credit facilities, we expect certain changes in the final terms thereof from the terms of the Commitment Letter. Instead of $570 million of senior secured term loan facilities and a $150 million senior secured revolving facility, we expect the facilities at the closing to provide for a $470 million senior secured term loan facility and a $250 million senior secured revolving facility, each of which is expected to have a five year term and to close upon the closing of the Coniston Transactions. We expect to use the proceeds from these facilities, as well as cash on hand, to finance the Share Repurchase and the Contingent Share Repurchase, to pay certain fees and expenses in connection with the Eclipsys Merger and the transactions contemplated by the Framework Agreement, and to finance the working capital needs and general corporate purposes of Allscripts and its subsidiaries.

In addition, pursuant to the terms of the Framework Agreement, Misys has caused its direct and indirect subsidiaries as holders of our common stock to act by written consent in lieu of a meeting of stockholders of Allscripts to approve the issuance of the Exchange Shares to certain subsidiaries of Misys in the Exchange and an amendment to our certificate of incorporation to increase the number of authorized shares to permit the issuance of the Exchange Shares and the shares of our common stock to be issued to Eclipsys stockholders pursuant to the Merger Agreement. The amendment to our certificate of incorporation to increase the number of authorized shares was filed with the Delaware Secretary of State on August 9, 2010. In addition, pursuant to the Framework Agreement, Misys caused its direct and indirect subsidiaries as holders of our common stock to approve, by written consent, certain additional amendments to our certificate of incorporation that will be effective only upon the closing of the Coniston Transactions, which would (i) change our name from “Allscripts-Misys Healthcare Solutions, Inc.” to “Allscripts Healthcare Solutions, Inc.”, (ii) eliminate the ability of our stockholders to act by written consent, (iii) elect that we be governed by Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, (iv) establish certain committee structures to implement certain agreements with Misys and Eclipsys related to our board of directors, and (v) implement certain additional incidental or clarifying amendments.

A copy of the Framework Agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on June 9, 2010 and incorporated herein by reference. A copy of the Commitment Letter is attached as Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on June 14, 2010 and incorporated herein by reference. The foregoing summaries of the Framework Agreement and the Commitment Letter and the transactions contemplated thereby are qualified in their entireties by reference to the full text of such agreements.

For additional information about the Coniston Transactions, see “The Eclipsys Merger—Coniston Transactions.”

ValueAct Participation

On July 27, 2010, Misys announced that it has been informed by ValueAct Capital, its 25.7% shareholder, that ValueAct intends to participate as a purchaser in the placing of shares of our common stock sold in this offering. Specifically, ValueAct has informed Misys in writing that it intends to submit an order to the underwriters for 5 million shares of our common stock at a price of $16.50. At prices above $16.50, ValueAct may adjust the number of shares it purchases.

The Offering

Issuer	Allscripts-Misys Healthcare Solutions, Inc.

Upon consummation of the Coniston Transactions, we intend to change our name to “Allscripts Healthcare Solutions, Inc.”

Common stock offered by the selling stockholders	25,000,000 shares

Over-allotment option	The underwriters may purchase, on one or more occasions, up to an additional 3,750,000 shares of our common stock within 30 days after the date of this prospectus supplement to cover over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions.

Common stock outstanding before this offering	146,958,362 shares

Common stock outstanding after this offering	186,398,542 shares, assuming that the Share Repurchase, the Eclipsys Merger and the Contingent Share Repurchase occur.

Common stock to be held by the selling stockholders after this offering	25,055,621 shares (or 21,305,621 shares if the underwriters exercise their over-allotment option in full), assuming that the Share Repurchase, the Eclipsys Merger and the Contingent Share Repurchase occur.

Dividends	On October 17, 2008, we paid a special cash dividend of $5.23 per share in connection with the acquisition of a controlling interest in us by Misys. Other than this special cash dividend, we have never declared nor paid cash dividends on our common stock and have no current intention to do so in the foreseeable future. We review our dividend policy periodically and the declaration of any future dividends will be at the discretion of our board of directors and will depend upon our earnings, financial condition, current and anticipated cash needs, contractual restrictions, including restrictive covenants contained in our credit facilities, restrictions imposed by applicable law and other factors that our board of directors deems relevant. See “Price Range of Our Common Stock and Dividend Policy” in this prospectus supplement.

Use of proceeds	We will not receive any proceeds from any sale of common stock by the selling stockholders. See “Use of Proceeds,” “Selling Stockholders” and “Underwriting” in this prospectus supplement.

Risk factors	Investing in our common stock involves risks. Potential investors are urged to read and consider the risk factors set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

NASDAQ symbol	MDRX

Unless otherwise expressly stated or the context otherwise requires, the information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to 3,750,000 additional shares of common stock from the selling stockholders.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined statement of operations data for the year ended May 31, 2010 reflect the Eclipsys Merger and related transactions as if they had occurred on June 1, 2009. The following unaudited pro forma condensed combined balance sheet data as of May 31, 2010 reflect the Eclipsys Merger and related transactions as if they had occurred on May 31, 2010.

Such unaudited pro forma condensed combined financial data is based on the historical financial statements of Allscripts and Eclipsys and on publicly available information and certain assumptions and adjustments as discussed in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Eclipsys based on preliminary estimates of their fair value. This unaudited pro forma condensed combined financial data is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of the combined company would have been had the Eclipsys Merger and related transactions been completed on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. Allscripts and Eclipsys may have performed differently had they been combined during the periods presented. The following should be read in connection with the section of this prospectus supplement titled “Unaudited Pro Forma Condensed Combined Financial Statements” and other information included in or incorporated by reference into this prospectus supplement.

Twelve months ended May 31, 2010
(In thousands, except per share data)
Statement of Operations Data:
Total revenue	$1,226,474
Total cost of revenue	618,321
Gross profit	608,153
Net income	57,399
Net income per share—basic	$0.30

Net income per share—diluted	$0.29

Share and Per Share Data:
Weighted-average shares outstanding used in computing basic net income per share	192,193
Weighted-average shares outstanding used in computing diluted net income per share	195,431

As of May 31, 2010
(In thousands)
Balance Sheet Data:
Total current assets	$655,500
Other assets	88,154
Total assets	2,548,285
Total current liabilities	397,059
Long-term debt	570,594
Total liabilities	1,147,767
Total stockholders’ equity and net parent investment	1,400,518
Total liabilities and stockholders’ equity and net parent investment	2,548,285

Summary Historical Consolidated Financial Data of Allscripts

The following tables set forth summary historical consolidated financial data for Allscripts. The summary consolidated financial data as of and for the fiscal years ended May 31, 2010, 2009 and 2008 have been derived from Allscripts’ consolidated financial statements, which are incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of the results that may be expected for any future period.

This summary consolidated financial data should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended May 31, 2010. See “Where You Can Find More Information.”

	Year Ended May 31,
	2010	2009(1)	2008(1),(2)
	(In thousands, except per-share data)
Consolidated Statements of Operations Data:
Revenue	$704,502	$548,439	$383,771
Cost of revenue	315,658	256,288	176,870

Gross profit	388,844	292,151	206,901
Operating expenses:
Selling, general and administrative expenses	224,995	199,902	117,566
Research and development	49,206	39,431	37,784
Amortization of intangibles	10,060	6,884	11,320

Income from operations	104,583	45,934	40,231
Interest expense	(1,993)	(2,162)	(296)
Interest income and other, net	946	626	219

Income before income taxes	103,536	44,398	40,154
Income tax expense	(40,666)	(18,376)	(14,755)

Net income	$62,870	$26,022	$25,399

Earnings per share—basic and diluted	$0.42	$0.21	$0.31

Other Operating Data:
System sales	$154,597	$98,469	$64,627
Professional services	75,439	51,827	30,943
Maintenance	248,501	196,165	141,531
Transaction processing and other	225,965	187,557	146,670

Total software and related services revenue	704,502	534,018	383,771
Prepackaged medications(3)	0	14,421	0

Total revenue	$704,502	$548,439	$383,771

	As of May 31,
	2010	2009	2008
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$145,335	$73,426	$325
Working capital	196,061	96,849	(6,776)
Goodwill and intangible assets, net	620,032	646,197	91,043
Total assets	1,094,690	952,656	179,268
Long-term debt	0	63,699	0
Total stockholders’ equity	806,825	700,370	110,649

(1)	Results of operations for the year ended May 31, 2009 include the results of operations of legacy MHS for the full year ended May 31, 2009 and the results of operations of legacy Allscripts are included from the completion of the 2008 Transactions on October 10, 2008 through May 31, 2009. Since the 2008 Transactions constitute a reverse acquisition for accounting purposes, the pre-acquisition combined financial statements of MHS are treated as the historical financial statements of Allscripts. Results of operations for the years ended May 31, 2008 are the results of operations of legacy MHS only.
(2)	For the year ended May 31, 2008, the basic and diluted share count includes only the shares issued to Misys plc in connection with the 2008 Transactions. MHS did not have any shares outstanding prior to the merger, and therefore, the basic and diluted share count is comprised of the Allscripts shares issued on the October 10, 2008 acquisition date for all periods prior to the acquisition date as this reflects the Allscripts shares equivalent of MHS equity prior to the acquisition.
(3)	On March 16, 2009, Allscripts closed on the sale of its prepackaged medications business to A-S Medication Solutions LLC (“A-S”). Under terms of the sale, Allscripts received a total of $8,000 in cash consideration during its fourth quarter of fiscal 2009. In addition, Allscripts entered into a Marketing Agreement with A-S on March 16, 2009 which provides that Allscripts will earn annual fees for providing various marketing services of $3,600 per year over the five year term for an expected total of approximately $18,000, subject to reduction in certain circumstances. The results of operations for fiscal 2009 include the prepackaged medications business from the completion of the 2008 Transactions on October 10, 2008 through the March 16, 2009 closing of its sale to A-S. The prepackaged medications business has not been disclosed as discontinued operations due to Allscripts’ continued involvement with A-S through the Marketing Agreement.

Summary Historical Consolidated Financial Data of Eclipsys

The following tables set forth summary historical consolidated financial data for Eclipsys. The summary consolidated financial data as of and for the fiscal years ended December 31, 2009, 2008 and 2007 have been derived from Eclipsys’ consolidated financial statements, which are incorporated by reference into this prospectus supplement. The summary consolidated financial data as of and for the six months ended June 30, 2010 and 2009 have been derived from Eclipsys’ unaudited condensed consolidated financial statements, which are incorporated by reference into this prospectus supplement. The results for the six months ended June 30, 2010 and 2009 are not necessarily indicative of the results that may be expected for the entire fiscal year. Eclipsys’ unaudited interim financial statements reflect all adjustments that management of Eclipsys considers necessary for fair statement of the financial position and results of operations for such periods in accordance with GAAP. Historical results are not necessarily indicative of the results that may be expected for any future period.

This summary consolidated financial data should be read in conjunction with the Eclipsys’ financial statements for the periods indicated, which are incorporated herein by reference to our Current Reports on 8-K, filed with the SEC on June 9, 2010 and August 10, 2010. See “Where You Can Find More Information.”

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands, except per share amounts)
Statements of Operations Data:
Revenues:
Systems and services	$460,853	$495,643	$509,060	$255,812	$257,037
Hardware	16,680	20,119	10,124	4,202	5,765

Total revenues	477,533	515,762	519,184	260,014	262,802
Costs and expenses:
Cost of systems and services (excluding depreciation and amortization shown below)	263,557	280,694	271,400	135,189	136,407
Cost of hardware	12,230	16,945	8,543	3,606	4,864
Sales and marketing	76,172	85,911	91,493	50,144	37,041
Research and development	56,480	61,435	55,610	27,364	30,690
General and administrative	32,677	38,457	45,095	24,451	20,888
Depreciation and amortization	17,924	22,098	32,180	16,152	16,790
In-process research and development	—	850	—	—	—
Restructuring charges	1,175	—	5,434	5,434	—

Total costs and expenses	460,215	506,390	509,755	262,340	246,680
Income (loss) from operations	17,318	9,372	9,429	(2,326)	16,122
Gain on sale of assets	12,761	4,370	2,549	1,237	—
Gain (loss) on investments, net	—	(609)	(205)	533	(1,799)
Interest expense	—	(2,117)	(3,368)	(2,105)	(611)
Interest income	7,070	6,074	2,136	1,528	789
Income (loss) before income taxes	37,149	17,090	10,541	(1,133)	14,501
Provision for (benefit from) income taxes(1)	(3,992)	(82,416)	7,833	3,834	7,438

Net income (loss)	$41,141	$99,506	$2,708	$(4,967)	$7,063

Basic earnings (loss) per share	$0.77	$1.82	$0.05	$(0.09)	$0.12

Diluted earnings per share	$0.76	$1.79	$0.05	$(0.09)	$0.12

(1)	As of September 30, 2008, Eclipsys reversed substantially all of its valuation allowance recorded against its net deferred tax assets, which resulted in a non-cash income tax benefit in the third quarter of 2008 totaling $79.3 million.

	As of December 31,		As of June 30, 2010
	2008	2009
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$108,304	$123,160	$118,668
Marketable securities	154	—	—
Working capital	79,004	54,956	59,826
Long-term investments	107,215	85,988	81,395
Total assets	708,875	697,064	686,359
Long-term debt and capital lease obligations	105,000	29,727	15,676
Stockholders’ equity	397,997	435,827	448,668

RISK FACTORS

An investment in shares of our common stock involves risks. You should carefully consider the following risk factors and other information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in each, as well as under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended May 31, 2010, before making an investment decision. For purposes of this “Risk Factors” section, unless the context otherwise requires, the terms “we,” “our,” “us,” “Allscripts” and “the Company” refer to Allscripts and, if and when the Eclipsys Merger is completed, Eclipsys.

Risks Related to the Eclipsys Merger

We may be unable to successfully integrate Eclipsys’ business with our business and realize the anticipated benefits of the Eclipsys Merger.

The success of the Eclipsys Merger will depend, in part, on the ability to realize the anticipated synergies, growth opportunities and cost savings from integrating Eclipsys’ business with our business. The integration of two independent companies is a complex, costly and time-consuming process and involves numerous risks, including difficulties in the assimilation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the entry into markets in which we or Eclipsys have little or no direct prior experience, the potential loss of our key employees or Eclipsys’ key employees, and the potential inability to maintain the goodwill of existing clients. The difficulties of combining the operations of the companies include, among other factors:

•	managing a significantly larger company;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	integrating two unique business cultures, which may prove to be incompatible;

•	creating uniform standards, controls, procedures, policies and information systems and minimizing the costs associated with such matters;

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems;

•	preserving customer, supplier, research and development, distribution, marketing, promotion and other important relationships;

•	commercializing products under development and increasing revenues from existing marketed products;

•	coordinating geographically separated organizations, systems and facilities, including complexities associated with managing the combined businesses with separate locations;

•	combining the sales force territories and competencies associated with the sale of products and services presently sold or provided by us or Eclipsys;

•	integrating personnel from different companies while maintaining focus on providing consistent, high-quality products and customer service and attractive to prospective customers;

•	integrating complex technologies, solutions and products from different companies in a manner that is seamless to customers;

•	unforeseen expenses or delays associated with the Eclipsys Merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the Eclipsys Merger.

If management is unable to combine successfully our business and the business of Eclipsys in a manner that permits the combined company to achieve the cost savings and operating synergies anticipated to result from the Eclipsys Merger, such anticipated benefits of the Eclipsys Merger may not be realized fully or at all or may take longer to realize than expected. Any of the above difficulties could adversely affect the combined company’s ability to maintain relationships with customers, partners, suppliers and employees or the combined company’s ability to achieve the anticipated benefits of the Eclipsys Merger, or could reduce the combined company’s earnings or otherwise adversely affect the business and financial results of the combined company.

If Eclipsys’ former stockholders immediately sell our common stock received in the Eclipsys Merger, they could cause our common stock price to decline.

Our common stock to be issued to stockholders of Eclipsys pursuant to the Merger Agreement will be registered under the federal securities laws. As a result, those shares will be immediately available for resale in the public market. The number of shares of our common stock to be issued to Eclipsys’ former stockholders pursuant to the Merger Agreement, and immediately available for resale, will equal approximately 37% of the total number of shares of our common stock outstanding, after giving effect to the closing of the transactions contemplated by the Framework Agreement, including the Share Repurchase, this offering and the Contingent Share Repurchase. Eclipsys’ former stockholders may sell any or all of the stock they receive immediately after the Eclipsys Merger. If Eclipsys’ former stockholders or the other holders of our common stock sell significant amounts of our common stock immediately after the Eclipsys Merger is completed, the market price of our common stock could decline. These sales may also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate to raise funds through future offerings of common stock.

To be successful, the combined company must retain and motivate key employees, and failure to do so could seriously harm the combined company.

To be successful, the combined company must retain and motivate executives and other key employees. Our and Eclipsys’ employees may experience uncertainty about their future roles with the combined company until or after strategies for the combined company are announced or executed. These circumstances may adversely affect the combined company’s ability to retain key personnel. We and Eclipsys have implemented retention plans to retain and motivate executives and other key employees which will increase the cost of the Eclipsys Merger. The combined company also must continue to motivate employees and keep them focused on the strategies and goals of the combined company, which effort may be adversely affected as a result of the uncertainty and difficulties with integrating our business and Eclipsys’ business. If the combined company is unable to retain executives and other key employees, the roles and responsibilities of such executive officers and employees will need to be filled either by existing or new officers and employees, which may require the combined company to devote time and resources to identifying, hiring and integrating replacements for the departed executives that could otherwise be used to integrate our business and Eclipsys’ business or otherwise pursue business opportunities.

If the combined company is unable to manage its growth, its business and financial results could suffer.

The combined company’s future financial results will depend in part on its ability to profitably manage its core businesses, including any growth that the combined company may be able to achieve. Over the past several years, both we and Eclipsys have engaged in the identification of, and competition for, growth and expansion opportunities. In order to achieve those initiatives, the combined company will need to, among other things, recruit, train, retain and effectively manage employees and expand its operations and financial control systems. If the combined company is unable to manage its businesses effectively and profitably, its business and financial results could suffer.

Loss of revenue from large clients could have a significant negative impact on our results of operations and overall financial condition.

During the fiscal year ended December 31, 2009, approximately 42% of Eclipsys’ revenues were attributable to its 20 largest clients and one client represented 13.2% of its revenues. In addition, approximately 49% of Eclipsys’ accounts receivable as of December 31, 2009 were attributable to 20 clients. Loss of revenue from significant clients or failure to collect accounts receivable, whether as a result of client payment default, contract termination, or other factors could have a significant negative impact on our results of operation and overall financial condition. Client contracts can change or terminate early for a variety of reasons. Change of control, financial issues, declining general economic conditions or other changes in client circumstances may cause us or the client to seek to modify or terminate a contract.

Eclipsys depends on its intellectual property rights for the conduct of its business and issues with respect to protection of its own intellectual property and violations of third party intellectual property could negatively impact the combined company.

Eclipsys is dependent upon its proprietary information and technology for its business. We cannot be certain that Eclipsys has taken sufficient efforts to protect its proprietary information and technology from being misappropriated or becoming publicly available (whether legally or illegally) and misappropriations have occurred in the past. In addition, Eclipsys has acquired intellectual property rights from several third parties, but we cannot be sure that Eclipsys owns or has rights to use all intellectual property used in its business or has complied with the terms of the agreements by which it acquires third party rights. Eclipsys is and may continue to be subject to infringement, misappropriation or other claims or actions alleging violations of third parties’ intellectual property rights. To defend any such claims or actions, the combined company could incur substantial costs and diversion of management resources. The assertion of such claims or actions could result in injunctive or other equitable relief that could effectively block the combined company’s ability to provide products or services, the obligation to pay substantial damages or the need to obtain a license to the disputed intellectual property that may not be available on commercially reasonable terms, or at all. Eclipsys also might be required to indemnify its clients at significant expense in connection with such claims and actions.

If Eclipsys has failed to comply with the Health Insurance Portability and Accountability Act of 1996 (HIPAA) or other related privacy laws, this could materially adversely affect the combined company.

We cannot be certain that Eclipsys has complied in all material respects with HIPAA and related privacy laws and regulations. If Eclipsys has not complied with such laws or regulations, or the unauthorized disclosure of Protected Health Information occurs, the combined company could be subject to civil and/or criminal liability, fines and lawsuits, termination of our customer contracts or our operations could be shut down.

Provisions of the Merger Agreement may deter alternative business combinations and could negatively impact our stock price if the Merger Agreement is terminated in certain circumstances.

Restrictions in the Merger Agreement prohibit us from soliciting any acquisition proposal or offer for a merger or business combination with any other party, including a proposal that might be advantageous to our stockholders when compared to the terms and conditions of the Eclipsys Merger.

In addition, if the Merger Agreement is terminated, we may be required in specified circumstances to pay the transaction expenses of Eclipsys up to $5 million or to pay a termination fee of $17.7 million or $40 million to Eclipsys, depending on the closing date of the Coniston Transactions and the reasons for termination. If the Merger Agreement is terminated by us in circumstances that obligate us to pay Eclipsys its transaction expenses or the termination fee, the trading price of our stock may decline.

These provisions may deter third parties from proposing or pursuing alternative business combinations that might result in greater value to our stockholders than the Eclipsys Merger.

Certain of our executive officers have interests in the Eclipsys Merger that are different from, or in addition to, the interests of our stockholders.

Certain of our executive officers have interests in the Eclipsys Merger that are different from, or in addition to, interests of our stockholders. Pursuant to a retention plan adopted by our board of directors on June 8, 2010, certain of our employees, including our executive officers, will be entitled to receive retention payments subject to certain conditions.

The Eclipsys Merger may result in substantial goodwill for the combined company. If the combined company’s goodwill becomes impaired, then the profits of the combined company may be significantly reduced or eliminated and stockholders’ equity may be reduced.

The unaudited pro forma financial statements reflect preliminary estimates of goodwill of approximately $638 million as a result of the Eclipsys Merger. This approximate amount of goodwill assumes that the Allscripts common stock received by the Eclipsys stockholders in the Eclipsys Merger has a market value of $16.85 per share (the closing price of our common stock on The NASDAQ Global Select Market on August 6, 2010). The actual amount of goodwill recorded may be materially different and will depend in part on the market value of our common stock as of the date on which the Eclipsys Merger is completed and the appropriate allocation of purchase price, which may be impacted by a number of factors, including changes in the net assets acquired and changes in the fair values of the net assets acquired. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill. If the carrying value of goodwill exceeds its estimated fair value, impairment is deemed to have occurred and the carrying value of goodwill is written down to fair value. Under GAAP, this would result in a charge to the combined company’s operating earnings. Accordingly, any determination requiring the write-off of a significant portion of goodwill recorded in connection with the Eclipsys Merger would negatively affect the combined company’s results of operations.

We expect to incur significant costs whether or not the Eclipsys Merger is completed.

We will incur substantial expenses related to the Coniston Transactions and the Eclipsys Merger whether or not the Eclipsys Merger is completed. We currently expect to incur approximately $58.6 million in transactional expenses on a combined basis with Eclipsys if the Eclipsys Merger is completed. If the Eclipsys Merger is not completed, we will nevertheless incur approximately $32.5 million in transactional expenses. Moreover, if the Merger Agreement is terminated, we may, under certain circumstances, be required to pay Eclipsys a termination fee of approximately $17.7 million or $40 million or reimburse Eclipsys for transaction expenses of up to $5 million, depending on the closing date of the Coniston Transactions and the reasons for termination. Also, should the Merger Agreement be terminated due to a willful breach of the Merger Agreement by us, we could owe significant damages to Eclipsys.

The consummation of the Eclipsys Merger is subject to a number of conditions, including completion of the Coniston Transactions. If these conditions are not satisfied or waived, we will not be able to consummate the Eclipsys Merger.

Completion of the Eclipsys Merger remains subject to the satisfaction or waiver of a number of conditions, including completion of the Coniston Transactions and other customary closing conditions, including the absence of a material adverse effect with respect to Allscripts or Eclipsys. Completion of the Coniston Transactions, in turn, is subject to certain conditions, including (i) the Floor Price Condition, (ii) completion of the financing contemplated by the Commitment Letter and (iii) the completion of our buyback of additional Allscripts shares beneficially owned by Misys, which will substantially reduce Misys’ beneficial share ownership of us prior to the closing of the Eclipsys Merger. Misys has acknowledged that the Floor Price Condition will be satisfied so long as Misys receives a gross price of no less than $16.50 per share from the underwriters. Accordingly, if any of these conditions is not satisfied or waived, the Coniston Transactions will not be completed and, as a result, the Eclipsys Merger will not be completed.

If the Eclipsys Merger is completed, we will incur significant additional expenses in connection with the integration of the two businesses.

If the Eclipsys Merger is completed, we expect to incur significant additional expenses in connection with the integration of the two businesses, including integrating personnel, geographically diverse operations, information technology systems, accounting systems, customers, and strategic partners of each company and implementing consistent standards, policies, and procedures, and may be subject to possibly material write downs in assets and charges to earnings, which are expected to include severance pay and other costs.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The pro forma financial statements contained in this prospectus supplement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Eclipsys Merger for several reasons. For example, the pro forma financial statements have been derived from our historical financial statements and Eclipsys’ historical financial statements, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Coniston Transactions, the Contingent Share Repurchase and the Eclipsys Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Eclipsys Merger. For example, the impact of any incremental costs incurred in integrating the businesses of the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the Eclipsys Merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Eclipsys Merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “Unaudited Pro Forma Combined Consolidated Financial Statements.”

We will be subject to various uncertainties and contractual restrictions while the Eclipsys Merger is pending that could adversely affect our financial results.

Uncertainty about the effect of the Eclipsys Merger on employees, customers, potential customers, partners and suppliers may have an adverse effect on us. These uncertainties may impair our ability to attract, retain and motivate key personnel until the Eclipsys Merger is completed and for a period of time thereafter, and could cause existing customers, partners and suppliers and others that currently have business relationships with us to seek to change their business relationships with us. Additionally, these uncertainties could cause potential clients to defer decisions or purchases, or to seek products and services from our competitors.

Employee retention and recruitment may be particularly challenging prior to completion of the Eclipsys Merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the Eclipsys Merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect our financial results.

In addition, the Merger Agreement restricts us, without Eclipsys’ consent, from making certain acquisitions and dispositions and taking other specified actions related to the operation of our businesses while the Eclipsys Merger is pending. These restrictions may prevent us from pursuing attractive business opportunities and making other changes to our business prior to completion of the Eclipsys Merger or termination of the Merger Agreement.

Failure to complete the Eclipsys Merger could negatively impact our stock price and our future business and financial results.

If the Eclipsys Merger is not completed, our ongoing business may be adversely affected and we will be subject to several risks, including the following:

•

being required, under certain circumstances under the Merger Agreement, to pay a termination fee of approximately $17.7 million or $40 million to Eclipsys or reimburse Eclipsys’ out-of-pocket transaction expenses of up to $5 million, depending on the closing date of the Coniston Transactions and reasons for termination;

•	having to pay costs and expenses relating to the Eclipsys Merger and related transactions;

•	the attention of our management will have been diverted to the Eclipsys Merger instead of our operations and pursuit of other opportunities that could have been beneficial to us; and

•	customer perception may be negatively impacted which could affect our ability to compete for, or to win, new and renewal business in the marketplace.

Pending litigation against us could result in an injunction preventing completion of the Eclipsys Merger, the payment of damages if the Eclipsys Merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the Eclipsys Merger.

In connection with the Eclipsys Merger, purported stockholders of Eclipsys have filed putative stockholder class action lawsuits against Eclipsys and its directors, us and Arsenal Merger Corp. Among other remedies, the plaintiffs seek to enjoin the Eclipsys Merger. The outcome of any such litigation is inherently uncertain. Each company may incur substantial costs and expenses to defend the company. If a dismissal is not granted or a settlement is not reached, these lawsuits could prevent or delay completion of the Eclipsys Merger. The outcome may adversely affect the combined company’s business, financial condition or results of operations.

The combined company’s common stock may be affected by factors different from those affecting the price of our common stock.

On completion of the Eclipsys Merger, although holders of our common stock will continue to hold our common stock, our business will be different as a result of the completion of the Eclipsys Merger. As our business and Eclipsys’ business are different, the results of operations as well as the price of the combined company’s common stock may be affected by factors different than those factors affecting us and Eclipsys as independent stand-alone entities. The combined company will face additional risks and uncertainties not otherwise facing each independent company in the Eclipsys Merger.

If the Eclipsys Merger is completed, provisions of the combined company’s charter documents and Delaware law may delay or inhibit potential acquisition bids that stockholders may believe are desirable, and the market price of our common stock may be lower as a result.

If the Eclipsys Merger is completed, the combined company’s charter documents will provide that our board of directors will have the authority to issue up to 1 million shares of preferred stock. Our board of directors will be able to fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders, and the issuance of shares of preferred stock may discourage, delay or prevent a merger or acquisition of Allscripts.

In addition, the combined company’s charter documents will include an election to be governed by Section 203 of the Delaware General Corporation Law, which we refer to as the DGCL, which will prohibit us from engaging in any business combination with an interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. These provisions will make it more difficult for stockholders or potential acquirers to acquire us without negotiation and may apply even if some of our stockholders consider the proposed transaction beneficial to them. These provisions could also limit the price that investors are willing to pay in the future for shares of our common stock.

The combined company’s charter documents will also contain provisions that may delay or inhibit potential acquisition bids, including provisions that:

•	our stockholders are not allowed to act by written consent; and

•	our stockholders are not allowed to call a special meeting of stockholders.

Risks Related to the Coniston Transactions

The sale of our common stock by Misys could cause our common stock price to decline.

We have agreed to facilitate the sale of at least 25 million shares of our common stock held by one or more subsidiaries of Misys in connection with the transactions contemplated by the Framework Agreement. The number of shares to be offered by such subsidiaries of Misys will equal approximately 17% of our outstanding common stock at the time of such sale. As a result of such offering, the market price for our common stock could decline and it may make it more difficult for us to sell equity securities at a time and at a price we deem appropriate. In addition, any shares of our common stock held by Misys and its subsidiaries after the completion of the Coniston Transactions may be sold following the expiration of the lock-up agreements entered into in connection with this offering, which could result in further declines of the market price for our common stock. Under the Registration Rights Agreement, for as long as Misys owns at least 5% of the outstanding shares of our common stock, Misys may require us to file a registration statement under the federal securities laws registering the sale of all or a portion of the shares of our common stock owned by Misys that are not otherwise freely tradable, and Misys may, for a period of three years, participate in any registration statement proposed to be effected by us, subject to certain limitations.

The additional indebtedness incurred in connection with the transactions contemplated by the Framework Agreement will decrease business flexibility and increase borrowing costs.

In connection with the transactions contemplated by the Framework Agreement, we will increase our indebtedness by approximately $570 million. Assuming the Coniston Transactions, the Contingent Share Repurchase and the Eclipsys Merger occur, we expect our total indebtedness will be approximately $570 million immediately after the completion of such transactions. The covenants in such indebtedness and the increased indebtedness and higher debt-to-equity ratio in comparison to our debt-to-equity ratio on a recent historical basis could have the effect, among other things, of:

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requiring a substantial portion of our cash flow from operations to payments on our debt, reducing the availability of cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	increasing vulnerability to adverse general economic and industry conditions;

•	limiting flexibility in planning for, or reacting to, changes in business and the industry in which we operate;

•	placing us at a competitive disadvantage compared to competitors that have less debt; and

•	limiting the ability to borrow additional funds on terms that are satisfactory or at all.

Newco may be liable for significant potential contingent tax liabilities arising out of the Coniston Transactions and certain related transactions, or out of prior activities of Newco unrelated to those transactions.

Newco might be subject to significant taxes, which we refer to as Transaction Taxes, arising out of the Coniston Transactions and certain related restructuring transactions, which we refer to collectively as the Misys Transactions. In particular, the Exchange or other Misys Transactions might result in recognition of the built-in gain inherent in our shares of common stock held by Newco, which is significant. At the time of the Exchange, Newco will hold approximately 61.3 million shares of common stock. Pursuant to the Framework Agreement, Misys has agreed to indemnify us against any Transaction Taxes imposed on Newco, and Misys is required to provide a bank guarantee in the amount of $168 million, which we refer to as the PLR Bank Guarantee, to support that indemnification obligation.

Misys has requested a letter ruling from the Internal Revenue Service, which we refer to as the IRS, which, if obtained, is expected to confirm that the Misys Transactions will not result in the recognition of the built-in gain inherent in our shares of common stock held by Newco, and may address other tax issues related to the Misys Transactions. If a favorable letter ruling is received, the PLR Bank Guarantee will be terminated. No assurances can be given that a favorable letter ruling will be received, as the IRS might decline to issue a favorable letter ruling. At the time of the closing of the Coniston Transactions it likely will not be known whether a favorable letter ruling will be issued. If a favorable letter ruling were not issued, in a subsequent IRS audit of the Misys Transactions the IRS might successfully assert that significant taxes, penalties and interest are payable by Newco. The amount of the PLR Bank Guarantee might be insufficient to fully cover Misys’ resulting indemnification obligation. Furthermore, although not expected, there could be circumstances in which the PLR Bank Guarantee would be reduced or terminated prior to the extinguishment of the resulting tax liabilities. The ability to rely on any favorable letter ruling depends on the accuracy and completeness of the information submitted to the IRS, which will be primarily determined by Misys. As a result, no assurances can be given that our ability to rely on a favorable letter ruling could not be challenged, in which case we would be required to rely on Misys’ indemnification obligation without the benefit of the PLR Bank Guarantee.

Additionally, while the letter ruling is expected to address the material tax issues related to the Misys Transactions, all issues may not be addressed.

KPMG LLP, our tax advisor, has delivered an opinion to us concluding, among other things, that, based on relevant representations and assumptions, the transactions contemplated by the Framework Agreement, including the Exchange and the other Misys Transactions, will not result in the recognition of the built-in gain inherent in our stock held by Newco. If the representations or assumptions on which such opinion is based are inaccurate or incomplete, the conclusions reached in the opinion may be incorrect. Furthermore, such opinion is not binding on the IRS or any court, and the IRS or the courts may not agree with the conclusions reached in the opinion. The opinion will not preclude the IRS from declining to issue a favorable letter ruling nor will it preclude the IRS from successfully asserting that significant taxes, penalties and interest are payable by Newco as a result of the Misys Transactions or otherwise.

Pursuant to the Framework Agreement, Misys has also agreed to indemnify us against any contingent tax liability of Newco other than Transaction Taxes, such as taxes imposed as a result of prior activities of Newco, which we refer to as Historic Taxes, and Misys is required to provide an additional bank guarantee in the amount of $45 million, which we refer to as the Historic Bank Guarantee, to support that indemnification obligation. The amount of the Historic Bank Guarantee might be insufficient to fully cover Historic Taxes that might be imposed. Furthermore, although not expected, there could be circumstances in which the Historic Bank Guarantee is reduced or terminated prior to the extinguishment of the resulting tax liabilities.

Misys also has agreed to indemnify us from taxes imposed on us as a result of the Exchange and from taxes imposed on us relating to certain withholding taxes, including any liability for failing to withhold certain taxes. Those indemnification obligations are not supported by any bank guarantees.

If we are unable to finance the repurchase of shares from Misys, the Eclipsys Merger will not be completed.

We intend to finance the transactions contemplated by the Framework Agreement with debt financing, existing cash balances and cash flow from operations. To this end, and to provide for ongoing working capital for general corporate purposes after the Eclipsys Merger, we have received commitments from JPMorgan Chase Bank, N.A., Barclays Bank PLC, UBS Loan Finance LLC and certain of their affiliates for certain revolving and term loan facilities in an aggregate amount up to $720 million. In connection with the syndication of the credit facilities, we expect certain changes in the final terms thereof from the terms of the Commitment Letter. Instead of $570 million of senior secured term loan facilities and a $150 million senior secured revolving facility, we expect the facilities at the closing to provide for a $470 million senior secured term loan facility and a $250 million senior secured revolving facility, each of which is expected to have a five year term and to close upon the closing of the Coniston Transactions. The Commitment Letter includes customary conditions to funding, including the completion of definitive documentation, the absence of a material adverse change in our and our subsidiaries’ business, assets, liabilities (contingent or otherwise), financial condition or results of operations consistent with the definition in the Merger Agreement, the absence of material modification to the Framework Agreement and related documentation unless approved by the initial arrangers of the financing, the delivery of financial information and other customary closing deliveries, the receipt of corporate credit ratings from Moody’s and S&P, the perfection of liens, our solvency and the solvency of our subsidiaries after giving effect to the Coniston Transactions (other than the Eclipsys Merger) and a pro forma ratio of total indebtedness to EBITDA for us and our subsidiaries not in excess of 4.0 to 1.0 (giving effect to the Eclipsys Merger on a pro forma basis to the extent the Eclipsys Merger will close substantially simultaneously with the Coniston Transactions). If the financing described in the Commitment Letter is not available on the terms set forth in the Commitment Letter, other financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and we are unable to secure such additional financing, the Coniston Transactions will not be completed and, as a result, the Eclipsys Merger will not be completed.

Risks Related to Our Business

If physicians and hospitals do not accept our products and services, or delay in deciding whether to purchase our products and services, our business, financial condition and results of operations will be adversely affected.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services requires physicians and hospitals to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians and hospitals will integrate our products and services into their workflow or that participants in the healthcare market will accept our products and services as a replacement for traditional methods of conducting healthcare transactions. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians, hospitals and other healthcare industry participants or if we fail to position our services as a preferred method for information management and healthcare delivery, our business, financial condition and results of operations will be adversely affected.

We may not see the benefits of government programs initiated to accelerate the adoption and utilization of health information technology and to counter the effects of the current economic situation.

While government programs initiated to improve the efficiency within the health care sector and counter the effects of the current economic situation include expenditures to stimulate business and accelerate the adoption and utilization of health care technology, we cannot assure you that we will receive any of those funds. For example, the passage of the Health Information Technology for Economic and Clinical Health Act, or HITECH, under the Stimulus authorizes approximately $30 billion in expenditures, including discretionary funding, to further adoption of electronic health records. Although we believe that our service offerings will meet the requirements of the HITECH Act in order for our clients to qualify for financial incentives for implementing and using our services, there can be no certainty that any of the planned financial incentives, if made, will be made in regard to our services. We also cannot predict the speed at which physicians will adopt electronic health record systems in response to such government incentives, whether physicians will select our products and services or whether physicians will implement an electronic health record system at all. Any delay in the purchase and implementation of electronic health records systems by physicians in response to government programs, or the failure of physicians to purchase an electronic health record system, could have an adverse effect on our business, financial condition and results of operations.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our products and services is intensely competitive and is characterized by rapidly evolving technology and product standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. Moreover, we expect that competition will continue to increase as a result of potential incentives provided by the Stimulus and consolidation in both the information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We compete on the basis of several factors, including:

•	breadth and depth of services;

•	reputation;

•	reliability, accuracy and security;

•	client service;

•	price; and

•	industry expertise and experience.

Our clinical solutions segment’s principal competitors include athenahealth Inc., Cerner Corporation, eClinicalWorks Inc., Epic Systems Corporation, Emdeon Business Services LLC, General Electric Company, Aprima Medical Software (formerly iMedica Corporation), McKesson Corporation, Quality Systems, Inc., Sage Software, Inc., The Trizetto Group, Inc., and Wellsoft Corporation.

Our key competitors in the EDIS market include MedHost, Meditech, Picis and WellSoft. In the care management market, primary competitors include eDischarge, Maxsys Ltd., Meditech, Midas+ and ProviderLink.

There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

It is difficult to predict the sales cycle and implementation schedule for our software solutions.

The duration of the sales cycle and implementation schedule for our software solutions depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, which is difficult to predict. Our sales and marketing efforts with respect to hospitals and large health organizations generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in light of increased government involvement in healthcare, and related changes in the operating environment for healthcare organizations, our current and potential customers may react by curtailing or deferring investments, including those for our services. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase and our revenues could decrease, which could harm our business, financial condition and results of operations. If customers take longer than we expect to implement our solutions, our recognition of related revenue would be delayed, which would adversely affect our business, financial condition and results of operations.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth, including as a result of the Eclipsys Merger, could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees we need to support our business.

Our ability to provide high-quality services to our clients depends in large part upon our employees’ experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the healthcare and health information technology industries. We compete with a number of companies for experienced personnel and many of these companies, including clients and competitors, have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to clients and competitors who may seek to recruit them and increases the costs of replacing them. If we fail to retain our employees, the quality of our services could diminish and this could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations could be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Glen E. Tullman, our Chief Executive Officer, are integral to the execution of our business strategy. If one or more of our key employees leaves our employment, we will have to find a replacement with the attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could adversely affect our business, financial condition and results of operations. We cannot assure you that we will continue to retain such personnel. We do not maintain keyman insurance for any of our key employees.

If we are unable to successfully introduce new products or services or fail to keep pace with advances in technology, our business, financial condition and results of operations will be adversely affected.

The successful implementation of our business model depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services. We cannot assure you that we will be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the health information technology market is characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business could suffer.

Our business depends in part on and will continue to depend in part on our ability to establish and maintain additional strategic relationships.

To be successful, we must continue to maintain our existing strategic relationships and establish additional strategic relationships with leaders in a number of healthcare and health information technology industry segments. This is critical to our success because we believe that these relationships contribute towards our ability to:

•	extend the reach of our products and services to a larger number of physicians and hospitals and to other participants in the healthcare industry;

•	develop and deploy new products and services;

•	further enhance the Allscripts brand; and

•	generate additional revenue and cash flows.

Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors. We depend, in part, on our strategic partners’ ability to generate increased acceptance and use of our products and services. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business, financial condition and results of operations may suffer.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

In addition to the Eclipsys Merger, potential future acquisitions may result in dilutive issuances of equity securities. In addition, future acquisitions may result in the incurrence of debt, the assumption of known and unknown liabilities, the write off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations. We have taken, and, if an impairment occurs, could take, charges against earnings in connection with acquisitions.

If our products fail to perform properly due to errors or similar problems, our business could suffer.

Complex software, such as ours, often contains defects or errors, some of which may remain undetected for a period of time. It is possible that such errors may be found after the introduction of new software or enhancements to existing software. We continually introduce new solutions and enhancements to our solutions, and, despite testing by us, it is possible that errors may occur in our software. If we detect any errors before we introduce a solution, we might have to delay deployment for an extended period of time while we address the problem. If we do not discover software errors that affect our new or current solutions or enhancements until after they are deployed, we would need to provide enhancements to correct such errors. Errors in our software could result in:

•	harm to our reputation;

•	lost sales;

•	delays in commercial releases;

•	product liability claims;

•	delays in or loss of market acceptance of our solutions;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our solution development efforts, impact our reputation and cause significant customer relations problems.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary systems and technology products. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. In addition to existing trademark, trade secret and copyright law, we protect our proprietary rights through confidentiality agreements and technical measures. We generally do not have any patents on our technology. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. Nonetheless, in some instances, third parties may have access to source-code versions of software. In addition, we distribute and use certain open source software and modules in connection with our business. Open source commonly refers to software whose source code is subject to a license allowing it to be modified, combined with other software and redistributed, subject to restrictions set forth in the license. We cannot be certain that, under the terms of those licenses, our software will not become publicly available or that we will be found to be in material compliance with such agreements. We cannot assure you that the steps we have taken have and will continue to prevent misappropriation of our technology and misappropriations of our intellectual property have occurred in the past. Misappropriation of our intellectual property could have an adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of infringement, misappropriation or other violations of third-party intellectual property rights. We may incur substantial costs and the diversion of management’s time and attention as a result and an adverse decision could have a negative impact on our business.

If we are deemed to infringe, misappropriate or violate the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We are and may continue to be subject to intellectual property infringement, misappropriation or other intellectual property violation claims as our applications’ functionality overlaps with competitive products and third parties may claim that we do not own or have rights to use all intellectual property rights used in the conduct of our business. We do not believe that we have infringed or are infringing on any valid or enforceable proprietary rights of third parties. However, claims are occasionally asserted against us, and we cannot assure you that infringement, misappropriation or claims alleging intellectual property violations will not be asserted against us in the future. Also, we cannot assure you that any such claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any such claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all. Such claims also might require indemnification of our clients at significant expense.

On September 8, 2008, Pegasus Imaging Corporation (“Pegasus”) filed a lawsuit against us and Allscripts, LLC, in the United States District Court for the Middle District of Florida. Pegasus’ claims against us included breach of license agreement, copyright infringement, misappropriation of trade secrets, unfair trade practices and unfair competition based on our allegedly unauthorized use of a software development toolkit related to barcode recognition. Following substantial further pretrial proceedings before the Court and a subsequent mediation session, the parties agreed to submit this dispute to binding arbitration. An arbitration ruling is expected to be issued within three weeks after the date of this prospectus supplement. Although we believe that we have a strong defensive position in this matter, there can be no assurance that a significant judgment will not be rendered against us in favor of Pegasus.

If our content and service providers fail to perform adequately, or to comply with laws, regulations or contractual covenants, our reputation and our business, financial condition and results of operations could be adversely affected.

We depend on independent content and service providers for communications and information services and for many of the benefits we provide through our software applications and services, including the maintenance of managed care pharmacy guidelines, drug interaction reviews, the routing of transaction data to third-party payers and the hosting of our applications. Our ability to rely on these services could be impaired as a result of the failure of such providers to comply with applicable laws, regulations and contractual covenants, or as a result of events affecting such providers, such as power loss, telecommunication failures, software or hardware errors, computer viruses and similar disruptive problems, fire, flood and natural disasters. Any such failure or event could adversely affect our relationships with our customers and damage our reputation. This would adversely affect our business, financial condition and results of operations. In addition, we may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure.

We also rely on independent content providers for the majority of the clinical, educational and other healthcare information that we provide. In addition, we depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. If these parties fail to develop and maintain high quality, attractive content, the value of our brand and our business, financial condition and results of operations could be impaired.

We may be liable for use of content we provide.

We provide content for use by healthcare providers in treating patients. Third-party contractors provide us with most of this content. If this content is incorrect or incomplete, adverse consequences, including death, may occur and give rise to product liability and other claims against us. In addition, certain of our solutions provide applications that relate to patient clinical information, and a court or government agency may take the position that our delivery of health information directly, including through licensed practitioners, or delivery of information by a third party site that a consumer accesses through our websites, exposes us to personal injury liability, or other liability for wrongful delivery or handling of healthcare services or erroneous health information. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources.

If our security is breached, we could be subject to liability, and customers could be deterred from using our services.

Our business relies on electronic transmission of confidential patient and other information. We believe that any well-publicized compromise of our network security or a misappropriation of patient information or other data would adversely affect our reputation and would require us to devote significant financial and other resources to alleviate such problems. In addition, our existing or potential customers could be deterred from using our products and services, and we could be subject to liability and regulatory action. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information, such as patient records or credit information.

If we are unable to obtain additional financing for our future needs, our ability to respond to competitive pressures may be impaired and our business, financial condition and results of operations could be adversely affected.

We cannot be certain that additional financing will be available to us on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

If we are forced to reduce our prices, our business, financial condition and results of operations could suffer.

We may be subject to pricing pressures with respect to our future sales arising from various sources, including practices of managed care organizations, and government action affecting reimbursement under Medicare, Medicaid and other government health programs. Our customers and the other entities with which we have a business relationship are affected by changes in statutes, regulations and limitations in governmental spending for Medicare, Medicaid and other programs. Recent government actions and future legislative and administrative changes could limit government spending for the Medicare and Medicaid programs, limit payments to hospitals and other providers, increase emphasis on competition, impose price controls and create other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations would be adversely affected. In addition, because cash from sales funds some of our working capital requirements, reduced profitability could require us to raise additional capital sooner than we would otherwise need.

If we incur costs exceeding our insurance coverage in lawsuits pending against us or that are brought against us in the future, it could adversely affect our business, financial condition and results of operations.

We are a defendant in lawsuits arising in the ordinary course of business. In the event we are found liable in any lawsuits filed against us, and if our insurance coverage were unavailable or inadequate to satisfy these liabilities, it could have an adverse effect on our business, financial condition and results of operations.

Our failure to license and integrate third-party technologies could harm our business.

We depend upon licenses for some of the technology used in our solutions from third-party vendors, and intend to continue licensing technologies from third parties. These technologies might not continue to be available to us on commercially reasonable terms or at all.

Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, we might not be able to modify or adapt our own solutions.

If we fail to maintain and expand our business with our existing customers, or to effectively transition our customers to newer products, our business, financial condition and results of operations could be adversely affected.

Our business model depends on the success of our efforts to sell additional products and services to our existing customers, including the sale of our electronic health record products to legacy MHS’ practice management customer base. Additionally, certain of our clinical solutions business unit customers initially purchase one or a limited number of our products and services. These customers might choose not to expand their use of, or purchase, additional modules. Also, as we deploy new applications and features for our existing solutions or introduce new solutions and services, our current customers could choose not to purchase these new offerings. If we fail to generate additional business from our current customers, our revenue could grow at a slower rate or even decrease.

In addition, the transition of our existing customers to current versions of our products presents certain risks, including the risk of data loss or corruption, or delays in completion. If such events occur, our client relationships and reputation could be damaged, which could adversely affect our business and results of operations.

Potential subsidy of services similar to ours may reduce client demand.

Federal regulations have been changed to permit subsidies from additional sources subject to certain limitations, and HITECH provides federal support for certain electronic medical record initiatives. To the extent that we or our customers do not qualify or participate in such subsidy programs, demand for our services may be reduced, which may decrease our revenues.

We currently rely on Misys for the provision of certain corporate services and the combined company will have to rely on its own resources and personnel to operate the business.

Pursuant to our Shared Services Agreement with Misys, as amended, Misys provides us with services including: (1) human resource functions such as administration, selection of benefit plans and designing employee survey and training programs, (2) management services, (3) procurement services such as travel arrangements, disaster recovery and vendor management, (4) research and development services such as software development, (5) access to information technology, telephony, facilities and other related services at Misys’ customer support center located in Manila, Philippines; and (6) information system services such as planning, support and database administration. Prior to the closing of the 2008 Transactions, we did not rely on a third party for such services. Upon the consummation of the Coniston Transactions, the Shared Services Agreement will be terminated and we will enter into a Transition Services Agreement with Misys pursuant to which Misys will continue to provide certain services and personnel to the combined company to support its business. Beginning approximately six months after the date of the Transition Services Agreement, certain services formerly provided by Misys will need to be continued by either our existing or new employees, which may require the combined company to devote time and resources to identifying, hiring and integrating individuals to perform the services formerly provided by Misys pursuant to the Transition Services Agreement. If Misys fails to provide these services as required under the Shared Services Agreement or the Transition Services Agreement, or if the Shared Services Agreement or Transition Services Agreement were terminated for any reason, or if we fail to obtain replacement services, we might incur significant costs to obtain replacement services.

HITECH is resulting in new business imperatives, and failure to provide our clients with health information technology systems that are “certified” under HITECH could result in breach of some client obligations and put us at a competitive disadvantage.

HITECH provides financial incentives for hospitals and doctors that are “meaningful electronic health record users,” and mandates use of health information technology systems that are “certified” according to technical standards developed under the supervision of the Secretary of the Department of Health and Human

Services. HITECH also imposes certain requirements upon governmental agencies to use, and requires health care providers, health plans, and insurers contracting with such agencies to use, systems that are certified according to such standards. HITECH can adversely affect our business in at least three ways. First, we have invested and continue to invest in conforming our applicable clinical software to these standards and further significant investment will be required as certification standards evolve. Second, recently signed customers and new client prospects are requiring us to agree that our software will be certified according to applicable HITECH technical standards so that, assuming clients properly use the electronic health record software and satisfy the “meaningful use” and other requirements of HITECH, they will qualify for available incentive payments. We plan to meet these requirements as part of our normal software maintenance obligations, and failure to comply could result in costly contract breach and jeopardize our relationships with clients who are relying upon us to provide certified software. Third, if for some reason we are not able to comply with these HITECH standards in a timely fashion after their issuance, our offerings will be at a severe competitive disadvantage in the market to the offerings of other electronic health record vendors who have complied.

Changes in interoperability standards applicable to our software could require us to incur substantial additional development costs.

Our clients are concerned with and often require that our software solutions and healthcare devices be interoperable with other third party HIT suppliers. Market forces or governmental/regulatory authorities could create software interoperability standards that would apply to our solutions, and if our software solutions and/or healthcare devices are not consistent with those standards, we could be forced to incur substantial additional development costs. The CCHIT has developed a comprehensive set of criteria for the functionality, interoperability and security of various software modules in the HIT industry. CCHIT, however, continues to modify and refine those standards. Achieving CCHIT certification is becoming a competitive requirement, resulting in increased software development and administrative expense to conform to these requirements. These standards and specifications, once finalized, will be subject to interpretation by the entities designated to certify such technology. We will incur increased development costs in delivering solutions if we need to upgrade our software and healthcare devices to be in compliance with these varying and evolving standards, and delays may result in connection therewith. If our software solutions and healthcare devices are not consistent with these evolving standards, our market position and sales could be impaired and we may have to invest significantly in changes to our software solutions and healthcare devices, although we do not expect such costs to be significant in relation to the overall development costs for our solutions.

Risks Related to Our Industry

We are subject to a number of existing laws, regulations and industry initiatives, non-compliance with certain of which could materially adversely affect our operations or otherwise adversely affect our business, financial condition and results of operations, and we are susceptible to a changing regulatory environment.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of this regulation on us is direct, to the extent we are ourselves subject to these laws and regulations, and is also indirect in that, in a number of situations, even though we may not be directly regulated by specific healthcare laws and regulations, our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products or our compliance with our customer contracts, or even expose us to direct liability on a theory that we had assisted our customers in a violation of healthcare laws or regulations. Because our business relationships with physicians are unique, and the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations and to our customers is uncertain. Indeed, there are federal and state fraud and abuse laws, including anti-kickback laws and limitations on physician referrals, and laws related to distribution and marketing, including off-label promotion of prescription drugs that may be directly or indirectly applicable to our operations and relationships or the business practices of our customers. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

Specific risks include, but are not limited to, risks relating to:

•

Patient Information. As part of the operation of our business, our customers provide to us patient-identifiable medical information related to the prescription drugs that they prescribe and other aspects of patient treatment. Government and industry legislation and rulemaking, especially HIPAA, HITECH and standards and requirements published by industry groups such as the Joint Commission on Accreditation of Healthcare Organizations, require the use of standard transactions, standard identifiers, security and other standards and requirements for the transmission of certain electronic health information. National standards and procedures under HIPAA include the “Standards for Electronic Transactions and Code Sets” (the Transaction Standards); the “Security Standards” (the Security Standards); and the “Standards for Privacy of Individually Identifiable Health Information” (the Privacy Standards). The Transaction Standards require the use of specified data coding, formatting and content in all specified “Health Care Transactions” conducted electronically. The Security Standards require the adoption of specified types of security for certain patient identifiable health information (called Protected Health Information). The Privacy Standards grant a number of rights to individuals as to their Protected Health Information and restrict the use and disclosure of Protected Health Information by Covered Entities, defined as “health plans,” “health care providers, “and “health care clearinghouses.” We have reviewed our activities and believe that we are a Covered Entity to the extent that we maintain a “group health plan” for the benefit of our employees. We have taken steps we believe to be appropriate and required to bring our group health plan into compliance with HIPAA and HITECH. For our operating functions, we believe that we are a hybrid entity, with both covered and non-covered functions under HIPAA. The Payerpath portion of our business qualifies as a health care clearinghouse when it files electronic health care claims on behalf of health care providers that are subject to HIPAA and HITECH and we have instituted policies and procedures to comply with HIPAA and HITECH in that role. With respect to our other business functions, we do not believe we are a Covered Entity as a health care provider or as a health care clearinghouse; however, the definition of a health care clearinghouse is broad and we cannot offer any assurance that we could not be considered a health care clearinghouse under HIPAA or that, if we are determined to be a healthcare clearinghouse, the consequences would not be adverse to our business, financial condition and results of operations. In addition, certain provisions of the Privacy and Security Standards apply to third parties that create, access, or receive Protected Health Information in order to perform a function or activity on behalf of a Covered Entity. Such third parties are called “Business Associates.” Covered Entities must have a written “Business Associate Agreement” with such third parties, containing specified written satisfactory assurances, consistent with the Privacy and Security Standards and HITECH and its implementing regulations, that the third party will safeguard Protected Health Information that it creates or accesses and will fulfill other material obligations. Most of our customers are Covered Entities, and we function in many of our relationships as a Business Associate of those customers. We would face liability under our Business Associate Agreements and HIPAA and HITECH if we do not comply with our Business Associate obligations and applicable provisions of the Privacy and Security Standards and HITECH and its implementing regulations. The penalties for a violation of HIPAA or HITECH are significant and could have an adverse impact upon our business, financial condition and results of operations, if such penalties ever were imposed. Additionally, Covered Entities that are providers are required to adopt a unique standard National Provider Identifier, or NPI, for use in filing and processing health care claims and other transactions. Subject to the discussion set forth above, we believe that the principal effects of HIPAA are, first, to require that our systems be capable of being operated by us and our customers in a manner that is compliant with the various HIPAA standards and, second, to require us to enter into and comply with Business Associate Agreements with our Covered Entity customers. For most Covered Entities, the deadlines for compliance with the Privacy Standards and the Transaction Standards occurred in 2003. Covered Entities, with the exception of small health plans (as that term is defined by the Privacy Standards), were required to be in compliance with the Security Standards by April 20, 2005 and to use NPIs in standard transactions no later than the compliance dates, which was May 23, 2007, for all but small health plans, and May 23, 2008 for small health plans. We have policies and procedures that we believe comply with federal and state confidentiality requirements for the handling of Protected Health Information that we receive and with our obligations under Business Associate Agreements. In particular, we believe that our systems and products are capable of being used by or for our customers in compliance with the Transaction Standards and Security Standards and are capable of being used by or for our customers in compliance with the NPI requirements. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of Protected Health Information, we could be subject to civil and/or criminal liability, fines and lawsuits, termination of our customer contracts or our operations could be shut down. Moreover, because all HIPAA Standards and HITECH implementing regulations and guidance are subject to change or interpretation, we cannot predict the full future impact of HIPAA or HITECH on our business and operations. In the event that the HIPAA or HITECH standards and compliance requirements change or are interpreted in a way that requires any material change to the way in which we do business, our business, financial condition and results of operations could be adversely affected. Additionally, certain state laws are not preempted by HIPAA and HITECH and may impose independent obligations upon our customers or us. Additional legislation governing the acquisition, storage and transmission or other dissemination of health record information and other personal information, including social security numbers, has been proposed at the state level. There can be no assurance that changes to state or federal laws will not materially restrict the ability of providers to submit information from patient records using our products and services.

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Electronic Prescribing. The use of our software by physicians to perform a variety of functions, including electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing, is governed by state and federal law, including fraud and abuse laws. States have differing prescription format requirements, which we have programmed into our software. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. While federal law and the laws of many states permit the electronic transmission of certain prescription orders, the laws of several states neither specifically permit nor specifically prohibit the practice. Restrictions exist, however, on the use of e-prescribing for controlled substances and certain other drugs. Given the rapid growth of electronic transactions in healthcare, and particularly the growth of the Internet, we expect the remaining states to directly address these areas with regulation in the near future. In addition, on November 7, 2005, the Department of Health and Human Services published its final “E-Prescribing and the Prescription Drug Program” regulations (E-Prescribing Regulations). These regulations are required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or MMA, and became effective beginning on January 1, 2006. The E-Prescribing Regulations consist of detailed standards and requirements, in addition to the HIPAA Standard discussed above, for prescription and other information transmitted electronically in connection with a drug benefit covered by the MMA’s Prescription Drug Benefit. These standards cover not only transactions between prescribers and dispensers for prescriptions but also electronic eligibility and benefits inquiries and drug formulary and benefit coverage information. The standards apply to prescription drug plans participating in the MMA’s Prescription Drug Benefit. Other rules governing e-prescribing apply to other areas of Medicare and to Medicaid. The Medicare Improvements for Patients and Providers Act of 2008, or MIPPA, authorized a new and separate incentive program for individual eligible professionals who are successful electronic prescribers as defined by MIPPA. This new incentive is separate from and is in addition to the quality reporting incentive program authorized by Division B of the Tax Relief and Health Care Act of 2006—Medicare Improvements and Extension Act of 2006 and known as the Physician Quality Reporting Initiative, or PQRI. Eligible professionals do not need to participate in PQRI to participate in the E-Prescribing Incentive Program.

For the 2009 e-prescribing reporting year, to be a successful e-prescriber and to receive an incentive payment, an individual eligible professional must report one e-prescribing measure in at least 50% of the cases in which the measure is reportable by the eligible professional during 2009. There is no sign-up or pre- registration to participate in the E-Prescribing Incentive Program. However, there are certain limitations for participation. To the extent that these new initiatives and regulations foster the accelerated adoption of e-prescribing, our business could benefit. But, as we note below, there is no assurance that these government-sponsored efforts will succeed in spurring greater adoption of e-prescribing. Moreover, regulations in this area impose certain requirements which can be burdensome and they are evolving and subject to change at any moment, meaning that any potential benefits may be reversed by a newly-promulgated regulation that adversely affects our business model. Aspects of our clinical products are affected by such regulation because of the need of our customers to comply, as discussed above. Compliance with these regulations could be burdensome, time-consuming and expensive. We also could become subject to future legislation and regulations concerning the development and marketing of healthcare software systems. For example, regulatory authorities such as the U.S. Department of Health and Human Services’ Center for Medicare and Medicaid Services may impose functionality standards with regard to electronic prescribing and electronic health record technologies. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable.

•

Electronic Health Records. A number of important federal and state laws govern the use and content of electronic health record systems, including fraud and abuse laws that may affect the donation of such technology. As a company that provides electronic health record systems to a variety of providers of healthcare, our systems and services must be designed in a manner that facilitates our customers’ compliance with these laws. Because this is a topic of increasing state and federal regulation, we must continue to monitor legislative and regulatory developments that might affect our business practices as they relate to electronic health record systems. We cannot predict the content or effect of possible future regulation on our business practices. Also, as described above under “Risks Related to Our Business,” our Allscripts Enterprise EHR, Allscripts Professional EHR and Allscripts MyWay electronic health record are each certified by CCHIT as meeting CCHIT’s certification standards for functionality, interoperability and security. Our failure to maintain CCHIT certification or otherwise meet industry standards would adversely impact our business.

•

Claims Transmission. Our system electronically transmits claims for prescription medications dispensed by physicians to patients’ payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit, or cause to be submitted, a claim to any payer, including, without limitation, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customers is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability. As discussed above, the HIPAA Transaction Standards and the HIPAA Security Standards also affect our claims transmission services, since those services must be structured and provided in a way that supports our customers’ HIPAA compliance obligations. Furthermore, to the extent that there is some type of security breach, it could have a material adverse effect on our business.

•

Medical Devices. Certain computer software products are regulated as medical devices under the Federal Food, Drug, and Cosmetic Act. The U.S. Food and Drug Administration, or FDA, has issued a draft policy for the regulation of computer software products as medical devices. The draft policy is not binding on the industry or the FDA. To the extent that computer software is a medical device under the Federal Food, Drug and Cosmetic Act, we, as a manufacturer of such products, could be required, depending on the product, to register and list our products with the FDA; notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or obtain FDA approval by demonstrating safety and effectiveness before marketing a product. Depending on the intended use of a device, the FDA could require us to obtain extensive data from clinical studies to demonstrate safety or effectiveness or substantial equivalence. If the FDA requires this data, we could be required to obtain approval of an investigational device exemption before undertaking clinical trials. Clinical trials can take extended periods of time to complete. We cannot provide assurances that the FDA will approve or clear a device after the completion of such trials. In addition, these products would be subject to the Federal Food, Drug and Cosmetic Act’s general controls, including those relating to good manufacturing practices and adverse experience reporting. We expect that the FDA is likely to become increasingly active in regulating computer software intended for use in healthcare settings regardless of whether the draft policy is ever revised or finalized. The FDA can impose extensive requirements governing pre- and post-market conditions like approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing product design controls and quality assurance processes. Failure to comply with FDA requirements can result in criminal and civil fines and penalties, product seizure, injunction, and civil monetary policies—each of which could have an adverse affect on our business.

•

Red Flag Rules. As of November 1, 2009, medical practices that act as “creditors” to their patients were required to comply with new Federal Trade Commission, or FTC, rules promulgated under the Fair and Accurate Credit Transactions Act of 2003 that are aimed at reducing the risk of identity theft. These rules require creditors to adopt policies and procedures that identify patterns, practices, or activities that indicate possible identity theft (called “red flags”); detect those red flags; and respond appropriately to those red flags to prevent or mitigate any theft. The rules also require creditors to update their policies and procedures on a regular basis. Because most practices treat their patients without receiving full payment at the time of service, our clients are generally considered “creditors” for purposes of these rules and are required to comply with them. Although we are not directly subject to these rules—since we do not extend credit to customers—we do handle patient data that, if improperly disclosed, could be used in identity theft. On May 28, 2010, the FTC announced that it would delay enforcement of the Red Flag Rule until January 1, 2011.

Additionally, recently enacted public laws reforming the U.S. healthcare system may have an impact on our business. The Patient Protection and Affordable Care Act (H.R. 3590; Public Law 111-148), or PPACA, and The Health Care and Education Reconciliation Act of 2010 (H.R. 4872), or the Reconciliation Act, which amends the PPACA, which we collectively refer to as the Health Reform Laws, were signed into law in March 2010. The Health Reform Laws contain various provisions which may impact us and our customers. Some of these provisions may have a positive impact, by expanding the use of electronic health records in certain federal programs, for example, while others, such as reductions in reimbursement for certain types of providers, may have a negative impact due to fewer available resources. Increases in fraud and abuse penalties may also adversely affect participants in the health care sector, including us.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, the government has signaled increased enforcement activity targeting healthcare fraud and abuse, which could adversely impact our business, either directly or indirectly. To the extent that our customers, most of whom are providers, may be affected by this increased enforcement environment, our business could correspondingly be affected. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Further examples of government involvement could include requiring the standardization of technology relating to electronic health records, providing customers with incentives to adopt electronic health record solutions or developing a low-cost government sponsored electronic health record solution, such as VistA-Office electronic health record. Additionally, certain safe harbors to the federal Anti-Kickback Statute and corresponding exceptions to the federal Stark law may alter the competitive landscape. These safe harbors and exceptions are intended to accelerate the adoption of electronic prescription systems and electronic health records systems, and therefore provide new and attractive opportunities for us to work with hospitals and other donors who wish to provide our solutions to physicians. At the same time, such safe harbors and exceptions may result in increased competition from providers of acute electronic health record solutions, whose hospital customers may seek to donate their existing acute electronic health record solutions to physicians for use in ambulatory settings.

If the electronic healthcare information market fails to develop as quickly as expected, our business, financial condition and results of operations will be adversely affected.

The electronic healthcare information market is in the early stages of development and is rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. We expect that additional companies will continue to enter this market, especially in response to recent government subsidies. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot assure you that markets for our products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business, financial condition and results of operations will be adversely affected.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

Risks Related to Our Common Stock

Future sales of our common stock in the public market could adversely affect the trading price of our common stock that we may issue and our ability to raise funds in new securities offerings.

Future sales of substantial amounts of our common stock in the public market (including this offering), or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of July 16, 2010, we had approximately:

•	146.5 million shares of common stock outstanding;

•	3.1 million shares of common stock reserved and available for issuance pursuant to outstanding stock options (at a weighted average exercise price of $3.34 per share); and

•	3.5 million shares of common stock reserved and available for issuance to settle outstanding restricted stock units.

In connection with our acquisition strategy, we may issue shares of our common stock as consideration in other acquisition transactions. We cannot predict the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock.

Our issuance of preferred stock could adversely affect holders of our common stock and discourage a takeover.

Our Board of Directors is authorized to issue up to 1 million shares of preferred stock without any action on the part of our stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights (except that shares of preferred stock may not have more than one vote per share), dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock that is convertible into our common stock at greater than a one-to-one ratio, the voting and other rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our Board of Directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to the holders of our common stock.

Our goodwill, which increased as a result of the 2008 Transactions, could become impaired and adversely affect our net worth and the market value of our common stock.

Under the purchase method of accounting, our assets and liabilities were recorded, as of completion of the 2008 Transactions, at their respective fair values and added to those of Misys, which are carried at their book values. The purchase price for the 2008 Transactions was allocated to legacy Allscripts’ tangible assets and liabilities and identifiable intangible assets, based on their fair values as of the date of completion of the 2008 Transactions. The excess of $331 million of such price over those fair values has been recorded as goodwill. Goodwill and other acquired intangibles expected to contribute indefinitely to our cash flows are not amortized, but must be evaluated by management at least annually for impairment. To the extent the value of goodwill or intangibles becomes impaired, we may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on our operating results.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have an adverse effect on our business and the trading price of our common stock.

Section 404 of the Sarbanes-Oxley Act requires us to evaluate annually the effectiveness of our internal controls over financial reporting as of the end of each fiscal year and to include a management report assessing the effectiveness of our internal controls over financial reporting in our annual report. Section 404 also requires our independent registered public accounting firm to attest to, and report on, management’s assessment of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented, or amended from time to time, we can make no assurance that we will be able to conclude in the future that we have effective internal controls over financial reporting in accordance with Section 404. Additionally, if our independent auditors are not satisfied with our internal controls over financial reporting or the level at which these controls are documented, designed, operated, tested or assessed, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. If we fail to maintain a system of effective internal controls, it could have an adverse effect on our business and stock price and we could be subject to sanctions or investigations by The NASDAQ Global Select Market, the SEC or other regulatory authorities, which would require additional financial and management resources.

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock is volatile and could fluctuate significantly in response to the factors described above and other factors, many of which are beyond our control, including:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new services or products by our competitors or us;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the electronic healthcare information, Internet, e-commerce and pharmaceutical markets; and

•	general market conditions and other factors.

In addition, the stock markets, especially The NASDAQ Global Select Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions such as recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. Volatility in the market price for our common stock may result in the filing of securities class action litigation.

Our quarterly operating results may vary.

Our quarterly operating results have varied in the past, and we expect that our quarterly operating results will continue to vary in future periods depending on a number of factors, some of which we have no control over, including customers’ budgetary constraints and internal acceptance procedures, seasonal variances in demand for our products and services, the sales, service and implementation cycles for our software products, potential downturns in the healthcare market and in economic conditions generally, and other factors described in this “Risk Factors” section.

We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue than expected, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. In addition, our product sales cycle for larger sales is lengthy and unpredictable, making it difficult to estimate our future bookings for any given period. If we do not achieve projected booking targets for a given period, securities analysts may change their recommendations on our common stock. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

If we fail to comply with financial covenants under our credit facilities, our results of operation and financial condition could be adversely affected.

Our credit facilities contain certain financial covenants, including interest coverage and total leverage ratios. If we fail to comply with these covenants, an event of default may occur, resulting in, among other things, the requirement to immediately repay all outstanding amounts owed thereunder. Depending on borrowing levels in such an event, our liquid assets might not be sufficient to repay in full the debt outstanding under the credit facilities. Such an acceleration also would expose us to the risk of liquidation of collateral assets at unfavorable prices.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders in this offering. See “Selling Stockholders” and “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization as of May 31, 2010:

•	on an actual basis;

•	on a pro forma basis to give effect to the completion of the Coniston Transactions as if they had occurred on that date; and

•	on a pro forma basis to give effect to the completion of the Coniston Transactions and the Eclipsys Merger as if they had occurred on that date.

	As of May 31, 2010
	Actual	Pro forma – Coniston(1)	Pro forma – Eclipsys Merger(2)(3)
	(in thousands)
Cash, cash equivalents and marketable securities	$145,335	$116,135	$262,456

Long-term debt	0	570,000	570,594

Total debt	0	570,000	570,594
Preferred stock:
Undesignated, $0.01 par value, 1,000 shares authorized, no shares issued and outstanding	—	—	—
Common stock:
$0.01 par value, 349,000 shares authorized; 146,367 shares issued and outstanding, actual; 121,925 shares issued and outstanding pro forma—Coniston, and 193,414 shares issued and outstanding pro forma—Eclipsys Merger	1,464	1,464	2,179
Treasury stock	—	(577,400)	(577,400)
Additional paid-in capital	889,738	889,738	2,093,619
Accumulated deficit	(84,421)	(84,944)	(117,924)
Accumulated other comprehensive income (loss)	44	44	44

Total stockholders’ equity	806,825	228,902	1,400,518

Total capitalization	$806,825	$798,902	$1,971,112

(1)	Presented on a pro forma basis to give effect to the completion of the Coniston Transactions.
(2)	Presented on a pro forma basis to give effect to the completion of the Coniston Transactions and the Eclipsys Merger.
(3)	As described under “Prospectus Supplement Summary—Recent Developments—Reduction of Misys Share Ownership,” Misys will receive a put option that will require, at Misys’ option, Allscripts to repurchase an additional approximately 5.3 million shares held by Misys for $101.6 million subject to certain events. The pro forma results do not reflect the exercise of this put option since there can be no assurance that Misys will exercise its option. In the event that Misys chooses to exercise the put option, the impact on the pro forma results would be to decrease cash and marketable securities by $101.6 million and increase Treasury stock by a similar amount.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on The NASDAQ Global Select Market under the symbol “MDRX”. The last reported sale of for our common stock on NASDAQ on August 13, 2010 was $16.93 per share. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on NASDAQ.

	High	Low
Fiscal year ended May 31, 2009
Second quarter (beginning October 11, 2008)	$8.32	$4.20
Third quarter	$10.20	$6.21
Fourth quarter	$13.52	$7.61
Fiscal year ended May 31, 2010
First quarter	$17.48	$12.69
Second quarter	$22.21	$14.32
Third quarter	$20.73	$16.38
Fourth quarter	$22.55	$17.51
Fiscal year ending May 31, 2011
First quarter (through August 13, 2010)	$19.93	$15.65

On October 17, 2008, we paid a special cash dividend of $5.23 per share in connection with our acquisition by Misys. Other than this special cash dividend, we have never declared nor paid cash dividends on our common stock and have no current intention to do so in the foreseeable future.

We review our dividend policy periodically and the declaration of any future dividends will be at the discretion of our board of directors and will depend upon our earnings, financial condition, current and anticipated cash needs, contractual restrictions, including restrictive covenants contained in our credit facilities, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of Allscripts and Eclipsys as adjusted for the Coniston Transactions, the Contingent Share Repurchase and the Eclipsys Merger, which we refer to collectively as the Transactions. The merger of Allscripts and Eclipsys will be accounted for as a business combination under ASC 805, Business Combinations. For this purpose, Allscripts will be deemed the accounting acquirer, and Eclipsys will be deemed the accounting acquiree. The pre-acquisition combined financial statements of Allscripts will be treated as the historical financial statements of the combined company.

Allscripts has a fiscal year end as of May 31, and Eclipsys has a fiscal year end as of December 31. As permitted by SEC rules and regulations, Allscripts has combined the Allscripts consolidated statement of operations for the twelve-months ended May 31, 2010 with Eclipsys’ combined statement of operations for the twelve-months ended June 30, 2010, for purposes of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the year ended May 31, 2010 gives effect to the Transactions as if they had occurred on June 1, 2009. The unaudited pro forma condensed combined balance sheet assumes that the Transactions were completed on May 31, 2010 and combines Allscripts’ historical consolidated balance sheet as of May 31, 2010 with Eclipsys’ historical consolidated balance sheet as of June 30, 2010.

The unaudited pro forma condensed combined consolidated statement of operations of Allscripts for the twelve-months ended May 31, 2010 was derived from the audited consolidated financial statements of Allscripts for the year ended May 31, 2010 (as filed on Form 10-K with the SEC on July 27, 2010).

The unaudited pro forma condensed consolidated statement of operations of Eclipsys for the twelve-months ended May 31, 2010 was derived from the unaudited consolidated financial statements of Eclipsys for the six-months ended June 30, 2010 (as filed on Form 10-Q with the SEC on August 5, 2010) and the audited consolidated financial statements of Eclipsys for the twelve-months ended December 31, 2009 (as filed on Form 10-K with the SEC on February 25, 2010).

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Allscripts believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Transactions or (ii) any non-recurring cash or non-cash charges that Allscripts may incur in connection with the Transactions, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC rules and regulations.

The total purchase price has been preliminarily allocated based on available information and preliminary estimates and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalized and the actual adjustments to Allscripts’ financial statements upon the closing of the merger transaction will depend on a number of factors, including additional information available and the net assets on the closing date of the Transaction. Additionally, the value of the identified intangibles is also preliminary and has not been valued at the reporting unit level and potentially, other intangible assets may exist, such as in-process research and development and unfavorable/favorable contracts. Accordingly, there can be no assurance that the final allocation of purchase price will not materially differ from the preliminary allocations reflected in the unaudited pro forma combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only, is subject to a number of uncertainties and assumptions and does not purport to represent what the combined company’s actual performance or financial position would have been if the Transactions had occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period.

Please refer to the following information in conjunction with this unaudited pro forma condensed combined financial information: the accompanying notes to these unaudited pro forma condensed combined financial statements, Allscripts’ and Eclipsys’ historical financial statements and the accompanying notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from Eclipsys’ Annual Report on Form 10-K for the years ended December 31, 2009, from Eclipsys’ Quarterly Report on Form 10-Q as of and for the six months ended June 30, 2010, and from Allscripts’ Annual Report on Form 10-K for the year ended May 31, 2010.

The Transactions

Pursuant to the Merger Agreement, Arsenal Merger Corp. will merge with and into Eclipsys, with Eclipsys surviving the merger and continuing as a wholly owned subsidiary of Allscripts. If the merger is completed, at the effective time of the merger each share of Eclipsys common stock will convert into the right to receive 1.2 shares of Allscripts common stock.

Pursuant to the Framework Agreement, as amended, Allscripts and Misys agreed, among other things and subject to certain conditions, to reduce Misys’ existing indirect ownership interest in Allscripts. As of August 13, 2010, Misys held indirectly 79,811,511 shares of Allscripts common stock, representing approximately 54.5% of the aggregate voting power of Allscripts’ capital stock. Upon completion of the Coniston Transactions described below and if Misys elects to exercise its right to require Allscripts to repurchase shares from Misys after the closing of the merger pursuant to the Contingent Share Repurchase described below, Misys’ equity stake in Allscripts following the merger is expected to be approximately 13%.

Subject to the terms and conditions of the Framework Agreement, as amended, Misys and Allscripts agreed that:

•

100% of the issued and outstanding shares of an indirect subsidiary of Misys, which we refer to as Newco, and which will hold 61,308,295 shares of Allscripts common stock, will be transferred to Allscripts in exchange for 61,308,295 shares of Allscripts common stock newly issued to subsidiaries of Misys (which shares we refer to as the Exchange Shares, and which transaction we refer to as the Exchange);

•

Allscripts will repurchase from indirect subsidiaries of Misys 24,442,083 shares of Allscripts common stock, including 5,938,867 Exchange Shares, at an aggregate purchase price of $577.4 million (which shares we refer to as the Repurchase Shares, and which transaction we refer to as the Share Repurchase), which includes a payment of a premium of $117.4 million in connection with the sale by Misys of its controlling interest in Allscripts;

•

Misys, directly or through one or more of its subsidiaries, will sell at least 25 million shares of Allscripts common stock in an underwritten secondary public offering, as described below (which shares we refer to as the Secondary Offering Shares and which transaction we refer to as the Secondary Offering); and

•

if the merger is completed, Misys will have the right to require that Allscripts repurchase from Misys or from one or more of its indirect subsidiaries 5,313,807 additional shares of Allscripts common stock for an aggregate purchase price of $101.6 million, which includes a payment of a premium of $1.6 million (which shares we refer to as the Contingent Share Repurchase Shares, and which transaction we refer to as the Contingent Share Repurchase), which right may be exercised for up to 10 days after completion of the merger.

Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared based on the historical financial information of Allscripts and Eclipsys giving effect to the Transactions and related adjustments described in these notes. Certain note disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

For purposes of determining the number of outstanding shares of Allscripts common stock, this joint proxy statement/prospectus/information statement assumes that Allscripts does not exercise its rights under certain circumstances to issue and sell new shares of Allscripts common stock to satisfy the over-allotment option in the Secondary Offering.

This unaudited pro forma condensed combined financial information is not necessarily indicative of the results of operations that would have been achieved if the Transactions had actually taken place at the dates indicated and does not purport to be indicative of future position or operating results.

Acquisition accounting

Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

The cost of acquisition and related purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements is based on a preliminary evaluation of the fair value of the assets and liabilities assumed of Eclipsys and may change when the final valuation of certain intangible assets and acquired working capital is determined. Given a complete change in accounting basis of Eclipsys, the cost of acquisition represents the total fair value of Eclipsys at the date of acquisition. The total fair value of Eclipsys was calculated by the outstanding common shares of Eclipsys and the closing share price of Allscripts on August 6, 2010. The ultimate purchase price will change based on movements in Allscripts’ share price until the final closing date.

The following represents the preliminary allocation of the cost of acquisition (in millions):

Shares eligible for conversion (including stock equivalents)	59.574
Common stock exchange ratio per share	1.2

Equivalent new shares issued (par value $0.01)	71.489
Allscripts common stock price on August 6, 2010	$16.85

Total preliminary purchase price	$1,204.6

The purchase price will be computed using the value of Allscripts common stock on the closing date, therefore the actual purchase price will fluctuate with the market price of Allscripts common stock until the Transaction is closed. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table provides sensitivities to changes in purchase price due to changes in the per share price of Allscripts common stock (in millions, except per share amounts):

	Price of Allscripts Common Stock	Exchange Ratio	Calculated per Share Value of Eclipsys Common Stock	Eclipsys Shares to be Acquired	Total Purchase Price
As of August 6, 2010	$16.85	1.2	$20.22	59.574	$1,204.6
Decrease of 10%	$15.17	1.2	$18.20	59.384	$1,080.8
Increase of 10%	$18.54	1.2	$22.25	59.818	$1,331.0

Allscripts cash balances are expected to decrease by approximately $58.6 million for deal related costs that will be paid subsequent to May 31, 2010 upon completion of the Transactions, which primarily consist of approximately $41.4 million in investment banker fees, $3.8 million in executive management bonuses, $6.3 million in legal costs, $2.1 million integration consulting costs and $5.0 million in professional fees and other integration related costs. Approximately $21.8 million of the total deal related costs represent debt issuance costs that will be capitalized on the balance sheet, $3.8 million of Eclipsys executive management bonuses which will be accounted for in acquisition accounting and the remaining $33.0 million in deal related costs will be expensed as incurred.

The following represents the allocation of the total purchase price based on management’s preliminary valuation (in millions):

Total preliminary purchase consideration	$1,204.6
Less historical Eclipsys’ net assets acquired:
Cash, marketable securities and restricted cash	183.1
Accounts receivable	120.4
Fixed assets	61.9
Goodwill, intangible assets and software development costs	184.9
Deferred tax assets	79.1
Other assets	59.0
Current deferred revenue	(141.4)
Other current liabilities	(68.2)
Long-term debt	(0.6)
Other liabilities	(20.2)

Total historical Eclipsys’ net assets acquired	458.0

Excess purchase price over adjusted historical net assets acquired	746.6
Deferred income taxes associated with pro forma adjustments	135.9
Reclassification of existing Eclipsys capitalized software development costs to acquired intangible assets	54.3
Liability related to Eclipsys executive management bonuses	3.8
Step-up of net intangible assets	(360.4)
Fair value adjustment to deferred revenues	(42.3)

Pro forma adjustment to goodwill	$537.9

Net tangible assets were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values. Eclipsys’ net tangible assets were $273.1 million as of June 30, 2010, excluding goodwill and other intangible assets of $184.9 million. In addition, a liability of $3.8 million will be established in conjunction with the merger as a result of certain executive compensation arrangements. The following table represents the allocation of the purchase price to the condensed combined balance sheet (in millions):

Net tangible assets	$273.1
Goodwill	637.9
Identifiable intangible assets	391.0
Reduction in deferred revenue	42.3
Deferred taxes on acquired identifiable intangible assets and deferred revenue	(135.9)
Liability related to executive compensation arrangements	(3.8)

Total preliminary purchase price	$1,204.6

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill is not amortized; rather it is tested for impairment on an annual basis or between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying value. In the event that we determine that the value of goodwill has become impaired, we will incur an accounting charge for the amount of impairment during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of acquired technology and customer relationships. The fair value of identifiable intangible assets is based on a preliminary estimate of fair value. Net tangible assets were valued at their respective carrying amounts, which we believe approximate fair market value, except for adjustments to deferred revenues.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of May 31, 2010

	Historical Allscripts	Historical Eclipsys*	Share Repurchase Pro Forma Adjs.		Eclipsys Merger Pro Forma Adjs.		Pro Forma Combined
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$143,410	$143,284	$(29,200)	A	$(36,803)	B	$220,691
Restricted cash	—	2,495					2,495
Accounts receivable, net	181,920	120,421					302,341
Deferred income taxes	29,042	—					29,042
Inventories	3,184	—					3,184
Prepaid expenses and other current assets	50,598	47,149					97,747

Total current assets	408,154	313,349	(29,200)		(36,803)		655,500
Long-term marketable securities	1,925	37,345					39,270
Fixed assets, net	24,637	61,894					86,531
Software development costs, net	29,900	54,282			(54,282)	C	29,900
Deferred income taxes	—	79,145			(79,145)	F	—
Intangible assets, net	206,642	30,590			360,389	C	597,621
Goodwill	413,390	100,008			537,911	D	1,051,309
Other assets	10,042	11,835	66,277	A, M			88,154

Total assets	$1,094,690	$688,448	$37,077		$728,070		$2,548,285

Liabilities
Current liabilities:
Accounts payable	$32,295	$22,300					$54,595
Accrued expenses	56,495	—					56,495
Accrued compensation	18,206	21,624					39,830
Deferred revenue	103,984	141,415			(40,468)	E	204,931
Other current liabilities	1,113	24,312			15,782	F	41,207

Total current liabilities	212,093	209,651	—		(24,685)		397,059
Long-term debt	—	594	570,000	A	—		570,594
Deferred income taxes	71,264	—			40,962	F	112,226
Other liabilities	4,508	20,240	45,000	M	(1,860)	E	67,888

Total liabilities	287,865	230,485	615,000		14,417		1,147,767
Stockholders’ equity and net parent investment:
Preferred stock	—	—					—
Common stock	1,464	576			139	J	2,179
Treasury stock	—	—	(577,400)	A	—		(577,400)
Additional paid in capital	889,738	612,142			591,739	J	2,093,619
Accumulated deficit	(84,421)	(154,941)	(523)	A	121,961	J	(117,924)
Accumulated other comprehensive loss	44	186			(186)	J	44

Total stockholders’ equity and net parent investment	806,825	457,963	(577,923)		713,653		1,400,518

Total liabilities and stockholders’ equity and net parent investment	$1,094,690	$688,448	$37,077		$728,070		$2,548,285

*	As of June 30, 2010.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve-Months Ended May 31, 2010

	Historical Allscripts	Historical Eclipsys*	Share Repurchase Pro Forma Adjs.		Eclipsys Merger Pro Forma Adjs.		Pro Forma Combined
	(In thousands, except per share data)
Revenue:
Software and related services (including maintenance)	$403,098	$424,753					$827,851
Professional services	75,439	97,219					172,658
Transaction processing	225,965	—					225,965

Total software and services revenue	704,502	521,972	—		—		1,226,474
Prepackaged medications	—	—					—

Total revenue	704,502	521,972	—		—		1,226,474
Cost of revenue:
Software and related services (including maintenance)	167,418	227,060			$531	C	395,010
Professional services	66,561	75,071					141,632
Transaction processing	81,679	—					81,679

Total software and services cost of revenue	315,658	302,132	—		531		618,321
Prepackaged medications	—	—					—

Total cost of revenue	315,658	302,132	—		531		618,321

Gross profit	388,844	219,841	—		(531)		608,153
Operating expenses:
Selling, general and administrative expenses	224,995	124,972					349,967
Research and development	49,206	64,144					113,350
Restructuring	—	—					—
Amortization of intangible assets	10,060	2,848			6,776	C	19,683

Income from operations	104,583	27,876	—		(7,307)		125,152

Interest expense	(1,993)	(1,235)	(27,057)	G	1,235	G	(29,050)
Interest income and other, net	946	(467)					479

Income before income taxes	103,536	26,174	(27,057)		(6,072)		96,582
Provision for income taxes	(40,666)	(11,437)	10,552	H	2,368	H	(39,183)

Net income	$62,870	$14,737	$(16,505)		$(3,704)		$57,399

Net income per share—basic	$0.42						$0.30

Net income per share—diluted	$0.42						$0.29

Weighted-average shares outstanding used in computing basic net income per share	145,146		(24,442)	I	71,489	I	192,193

Weighted-average shares outstanding used in computing diluted net income per share	148,384		(24,442)	I	71,489	I	195,431

*	For the twelve-months ended June 30, 2010.

See accompanying notes to the unaudited pro forma condensed combined financial information

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

(A)	Pursuant to the Framework Agreement, Allscripts will repurchase shares of its stock held by Misys in the amount of $577.4 million. The repurchase of shares will be financed through borrowings of approximately $100 million under a $250 million senior secured revolving credit facility (the “Revolving Credit Facility”), a $470 million senior secured term loan (the “Term Loan”) and $7.4 million of existing cash on hand. Allscripts expects debt issuance costs incurred with respect to the Term Loan and the related $250 million revolving credit facility (collectively, the “Senior Secured Credit Facilities”) to be approximately $21.8 million, which issuance costs will be paid with existing cash on hand. See footnote G for further description of these Senior Secured Credit Facilities. These debt issuance costs are expected to be capitalized and amortized over the weighted average maturity date of the Senior Secured Credit Facilities and Allscripts expects to write off approximately $0.5 million of debt issuance costs associated with its existing senior credit facility. Allscripts’ existing credit facility will be terminated at the time of the share repurchase. At May 31, 2010 there were no amounts outstanding under the Allscripts credit facility. In addition, pursuant to the Merger Agreement, the Eclipsys credit facility will also be terminated. There were no amounts outstanding under the Eclipsys credit facility at June 30, 2010.

(B)	In connection with the acquisition of Eclipsys, Allscripts expects to incur approximately $36.8 million of cash expenses for deal related costs that will be paid subsequent to May 31, 2010 upon completion of the Transactions, which primarily consist of approximately $20.6 million in investment banker fees, $3.8 million in executive management bonuses, $5.3 million in legal costs, $2.1 million integration consulting costs and $5.0 million in professional fees and other integration related costs. These costs are exclusive of the approximately $21.8 million in debt issuance costs described in Footnote A.

(C)	Reflects the pro forma impact of the recognized intangible assets of Eclipsys. The preliminary estimate of the step up to fair value of intangible assets acquired of $306.1 million has been allocated to developed technology with useful lives of 7-12 years and customer relationships with useful lives of 15-20 years, net of the impact from reclassifying $54.3 million of software development costs to intangible assets. The preliminary intangible amortization related to the acquired intangible assets is as follows (in millions):

	Preliminary Allscripts intangible asset	Estimated intangible lives (straight-line amortization assumed)	Annual intangible amortization
Preliminary Eclipsys intangible asset valuation	$391.0	7-20 years	$38.0

Portion of amortization related to acquired technology(A)	$227.4	7-12 years	$28.4

Less: historical acquired intangible and capitalized software amortization			(27.9)

Amortization adjustment related to acquired technology—adjustment recorded in cost of revenue			0.5

Portion of amortization related to customer relationships and other intangibles(B)	$163.6	15-20 years	$9.6

Less: historical intangible amortization related to customer relationships and other intangibles			(2.8)

Amortization adjustment related to acquired customer relationships and other intangibles—adjustment recorded in operating expenses			6.8

Total amortization(A+B)			$7.3

(D)	Reflects the pro forma impact of the recognized goodwill of Eclipsys. The preliminary adjustment to estimate the fair value of goodwill is $537.9 million.

(E)	Reflects the preliminary fair value adjustment to deferred revenues acquired of Eclipsys. The preliminary fair value represents the preliminary fair value of the future performance obligations based on the estimated cost plus an appropriate profit margin for the deferred revenue balances of Eclipsys as of June 30, 2010. The following adjustments represent the May 31, 2010 balance sheet adjustment (in millions):

	Eclipsys deferred revenue balance at June 30, 2010	Deferred revenue adj. to reflect future service	Adjusted Eclipsys deferred revenue as of May 31, 2010
Short-term	$141.4	$(40.5)	$100.9
Long-term (included in other liabilities)	4.1	(1.8)	2.3

Total deferred revenue	$145.5	$(42.3)	$103.2

(F)	The pro forma adjustment to deferred taxes represents the estimated impact of the pro forma adjustments at a statutory tax rate of 39%. A deferred tax liability of $119.4 million has been recorded based on the preliminary step-up value of $306.1 million that has been allocated to acquired intangible assets as of May 31, 2010. A deferred tax liability of $16.5 million has been recorded based on the preliminary adjustments for deferred revenue of $42.3 million. Additionally, a $79.1 million deferred tax asset for Eclipsys has been reclassified as a deferred tax liability.

Adjustments to deferred tax liabilities are as follows (in millions):

Deferred tax liability for preliminary step-up value for acquired intangible assets	$119.4
Short-term deferred tax liability for deferred revenue adjustment	15.8
Long-term deferred tax liability for deferred revenue adjustment	0.7
Reclassification of long-term deferred tax asset	(79.1)

Pro forma adjustment to deferred taxes	$56.8

(G)	In conjunction with the announcement of the transactions on June 9, 2010, Allscripts obtained fully underwritten commitments from three banks (the “Underwriters”) to provide financing in the form of $720 million of senior secured credit facilities consisting of a $150 million revolving credit facility and a $570 million term loan (collectively, the “Underwritten Commitment”). Subsequent to June 8, 2010, the Underwriters have obtained commitments from a syndicate of banks to provide financing in the form of $720 million of senior secured credit facilities consisting of the $250 million Revolving Credit Facility and the $470 million senior secured Term Loan. The Senior Secured Credit Facilities are expected to close in conjunction with the share repurchase transaction and will replace the Underwritten Commitment at that time.

The Term Loan is expected to have a five year maturity and will be payable in 20 quarterly installments with 1.25%, 2.50%, 3.75%, 5.00% and 6.25% of the initial aggregate principal amount payable each quarter in Years 1 through 5, respectively, with the remaining principal balance due and payable on the fifth anniversary of the closing date of the merger.

The Term Loan will carry an initial interest rate equal to the Eurodollar Rate plus an applicable margin, which is based on the applicable corporate ratings of the borrower. For purposes of the pro forma financial statements, the resulting effective annual interest rate for the Term Loan is 4.00%. Interest expense associated with the Term Loan for the twelve-months ended May 31, 2010 is $22.4 million.

The $250 million Revolving Credit Facility requires a commitment fee of 0.50% on the average daily unused portion. The pro forma financial statement assumes that there were $100 million of borrowings under the Revolving Credit Facility. The commitment fee associated with the Revolving Credit Facility for the twelve-months ended May 31, 2010 is $0.8 million.

Amortization of debt issuance costs of $21.8 million is estimated to be $5.2 million for the twelve-months ended May 31, 2010.

The following table provides the impact of potential changes of the interest rate on the Term Loan in both dollars and percent change (in millions):

Change in Interest Rate	Pro Forma Interest Expense	% Change
100 basis point increase	$28.1	25.0%
50 basis point increase	25.3	12.5%
10 basis point increase	23.0	2.5%
10 basis point decrease	21.9	(2.5)%
50 basis point decrease	19.6	(12.5)%
100 basis point decrease	16.8	(25.0)%

Interest expense associated with Eclipsys’ borrowings under its existing credit facility in the amount of $1.2 million for the twelve-months ended May 31, 2010 has been eliminated as this debt is required to be repaid upon completion of the merger. In addition, interest expense associated with Allscripts’ borrowings under its existing credit facility in the amount of $1.4 for the twelve-months ended May 31, 2010 has been eliminated.

(H)	The pro forma adjustment to income tax expense represents the estimated income tax impact of the pro forma adjustments at a statutory tax rate of 39%.

(I)	Pro forma earnings per share (EPS), basic and diluted, includes the addition of 71.5 million shares of common stock which will be issued in conjunction with the closing of the merger and a reduction of 24.4 million shares of common stock from the share repurchase from Misys. The following adjustments represent the changes to basic and diluted weighted average shares (in millions):

	Historical weighted average shares—basic	Share Issuance	Share Repurchase	Pro forma weighted average shares—basic
For the year ended May 31, 2010	145.1	71.5	(24.4)	192.2

	Historical weighted average shares—diluted	Share Issuance	Share Repurchase	Pro forma weighted average shares—diluted
For the year ended May 31, 2010	148.4	71.5	(24.4)	195.5

(J)	The following table details the pro forma adjustments to the combined stockholders’ equity (in millions):

	Purchase Price Allocation	Stock Issuance for Purchase	Acquisition Related Expenses	Total Pro Forma Adjustments
Common stock	$(0.6)	$0.7	—	$0.1
Additional paid in capital	(612.1)	1,203.9	—	591.8
Accumulated deficit	154.9	—	$(33.0)	121.9
Accumulated other comprehensive loss	(0.2)	—	—	(0.2)

(K)	Reclassification entries have been made to Eclipsys’ revenue and cost of revenue to realign them with Allscripts’ reported results. In addition, Allscripts’ software and related services and maintenance revenue and cost of revenue have been combined for presentation purposes.

(L)	Effective June 1, 2009, Allscripts adopted accounting guidance which states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are considered participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that would otherwise have been available to common stockholders. Restricted stock units awards granted by Allscripts to certain management-level employees participate in dividends on the same basis as common shares and are nonforfeitable by the holder. As a result, these restricted stock units awards meet the definition of a participating security.

(M)	The Framework Agreement provides that Misys will indemnify Allscripts and its affiliates from, among other taxes, taxes imposed on Newco as a result of the share repurchase transaction and certain related restructuring transactions. Under the Framework Agreement, at or prior to the closing of the Coniston Transactions, Misys is required to obtain a bank guarantee in favor of Allscripts in an amount of $168 million to support this indemnification obligation. Misys is also required under the Framework Agreement to indemnify and hold harmless Allscripts and its affiliates from taxes imposed on Newco for periods on and prior to the closing date of the Coniston Transactions and to obtain, at or prior to the closing of the share repurchase transaction, a bank guarantee in favor of Allscripts in an amount of $45 million to support this indemnification obligation.

Allscripts will be the primary obligor for any income taxes related to Newco and will account for this potential tax liability under ASC 740, Accounting for Income Taxes. In addition, there will also be an indemnification asset recorded, measured on the same basis as the associated tax liability. We have recorded adjustments of $45 million to reflect the tax liability and the associated indemnification asset.

The following items are not adjusted for, but are important information to consider when evaluating, the pro forma combined financial information.

(N)	As described in “Description of the Transactions and acquisition and basis of presentation—The Transactions,” Misys will receive a put option that will require, at Misys’ option, Allscripts to repurchase an additional 5.3 million shares held by Misys for $101.6 million subject to certain events. The pro forma combined results do not reflect the exercise of this put option since there can be no assurance that Misys will exercise its option. In the event that Misys chose to exercise the put option, the impact on the pro forma combined results would be to decrease cash and marketable securities by $101.6 million, increase Treasury stock by a similar amount and reduce the weighted average shares outstanding. Additionally, the Secondary Offering does not have an impact on the pro forma combined financial information.

(O)	Eclipsys had a $79.1 million deferred tax asset as of June 30, 2010. We have not provided any adjustment to this amount and based on our preliminary analysis we expect the combined company to realize this deferred tax asset after consummation of the merger.

THE ECLIPSYS MERGER

The following summaries of the Merger Agreement, Framework Agreement and Registration Rights Agreement are qualified in their entireties by reference to the full text of such agreements, copies of which are attached as Exhibits 2.1, 10.1 and 10.3, respectively, to our Current Report on Form 8-K, filed with the SEC on June 9, 2010 and incorporated herein by reference. The following summary of the Amended and Restated Relationship Agreement is qualified in its entirety by reference to the full text of such agreement, which is included as an exhibit to the Framework Agreement, a copy of which is attached as Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on June 9, 2010 and incorporated herein by reference. The following summary of the Commitment Letter is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on June 14, 2010 and incorporated herein by reference.

The Eclipsys Merger

We agreed to combine with Eclipsys under the terms and conditions set forth in the Merger Agreement. Pursuant to the Merger Agreement, Arsenal Merger Corp., our wholly owned subsidiary, will merge with and into Eclipsys, with Eclipsys surviving the merger and continuing as the surviving corporation and a wholly owned subsidiary of Allscripts. The Merger Agreement has been approved and adopted by boards of directors of both Allscripts and Eclipsys.

Upon completion of the Eclipsys Merger, shares of Eclipsys common stock will be converted into the right to receive 1.2 shares of Allscripts common stock, which we refer to as the Exchange Ratio. The Exchange Ratio is fixed and will not be adjusted for changes in the stock prices of either company before the Eclipsys Merger is completed. We expect to issue approximately 69.2 million shares of our common stock to Eclipsys stockholders, based on Eclipsys’ shares of common stock outstanding as of August 5, 2010.

Each option to purchase shares of Eclipsys common stock which is outstanding immediately prior to the completion of the merger will be converted into an option, which we refer to as a substitute option, to purchase shares of our common stock. The number of shares of our common stock subject to a substitute option will be determined by multiplying the Exchange Ratio by the number of shares of Eclipsys common stock subject to the option. The exercise price per share of our common stock subject to the substitute option will be determined by dividing the exercise price per share of Eclipsys common stock subject to the original option by the Exchange Ratio. A substitute option will otherwise be subject to the terms applicable to the option immediately prior to the completion of the merger, subject to any acceleration, lapse or other vesting occurring by operation of the merger or any other subsequent event required by the applicable award agreement or employment agreement.

With respect to each share of Eclipsys common stock that is issued and outstanding immediately prior to the completion of the merger and that is subject to restrictions, including repurchase or forfeiture rights held by Eclipsys, such restrictions will be assigned to us and will continue to apply to the shares of our common stock issued in connection with the completion of the merger in respect of such shares of Eclipsys common stock immediately prior to the completion of the merger, subject to any acceleration, lapse or other vesting occurring by operation of the merger or any other subsequent event required by the applicable award agreement or employment agreement.

Each restricted stock unit, deferred stock unit and performance stock unit with respect to Eclipsys common stock which is outstanding immediately prior to the completion of the merger will be converted into a right to receive a number of shares of our common stock determined by multiplying the number of shares of Eclipsys common stock subject to such stock unit by the Exchange Ratio. Such stock units will otherwise remain subject to the original terms applicable to the stock units immediately prior to the completion of the merger, subject to any payment, calculation, acceleration, lapse, vesting or other impact occurring by operation of the merger or any other subsequent event required by the applicable award agreement or employment agreement.

On July 26, 2010, the HSR Act waiting period expired with respect to the Eclipsys Merger. On August 13, 2010, the respective stockholders of Allscripts and Eclipsys approved the aspects of the Eclipsys Merger that were subject to stockholder approval. The Eclipsys Merger remains subject to the fulfillment or waiver of certain closing conditions that have not yet been satisfied, including completion of the Coniston Transactions and other customary closing conditions, including the absence of a material adverse effect with respect to Allscripts or Eclipsys.

The Merger Agreement contains certain termination rights for both us and Eclipsys. Upon termination of the Merger Agreement under specified circumstances, we or Eclipsys, as the case may be, may be required to reimburse the other’s transaction expenses related to the Eclipsys Merger up to $5 million, or pay to the other a termination fee of approximately $17.7 million or $40 million, depending on the closing date of the Coniston Transactions and the reasons for termination.

The Merger Agreement restricts us, without Eclipsys’ consent, from making certain acquisitions and dispositions and taking other specified actions related to the operation of our businesses while the Eclipsys Merger is pending. These restrictions may prevent us from pursuing attractive business opportunities and making other changes to our business prior to completion of the Eclipsys Merger or termination of the Merger Agreement.

The Eclipsys Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

The Coniston Transactions

Framework Agreement

On June 9, 2010, we also announced that we had entered into a Framework Agreement with Misys, which was subsequently amended on July 26, 2010, and which we refer to as the Framework Agreement. Pursuant to the Framework Agreement, Allscripts and Misys agreed to reduce Misys’ existing indirect ownership interest in Allscripts. As of August 13, 2010, Misys indirectly held 79.8 million shares of our common stock, representing approximately 54.5% of the aggregate voting power of our capital stock. Upon completion of the Coniston Transactions described below, and assuming that (i) the selling stockholders, which are wholly owned subsidiaries of Misys, sell 25 million shares of our common stock in this offering, (ii) that Misys exercises its right to sell shares in the Contingent Share Repurchase and (iii) the completion of the Eclipsys Merger, as described above, we expect Misys’ equity stake in us to be reduced to approximately 13.5%.

Subject to the terms and conditions of the Framework Agreement, Misys and Allscripts have agreed that:

•

100% of the issued and outstanding shares of an indirect subsidiary of Misys, which we refer to as Newco, and which will hold 61,308,295 shares of our common stock, will be transferred to us in exchange for 61,308,295 shares of our common stock newly issued to subsidiaries of Misys (which shares we refer to as the Exchange Shares, and which transaction we refer to as the Exchange);

•

we will repurchase from indirect subsidiaries of Misys 24,442,083 shares of our common stock, including 5,938,867 Exchange Shares, at an aggregate purchase price of $577.4 million (which shares we refer to as the Repurchase Shares, and which transaction we refer to as the Share Repurchase), which includes a payment of a premium of $117.4 million in connection with the sale by Misys of its controlling interest in us;

•	Misys, directly or through one or more of its subsidiaries, will sell at least 25 million shares of our common stock in this offering; and

•

if the Eclipsys Merger is completed, Misys will have the right to require that we repurchase from Misys or from one or more of its indirect subsidiaries 5,313,807 additional shares of our common stock for an aggregate purchase price of $101.6 million, which includes a payment of a premium of $1.6 million (which shares we refer to as the Contingent Share Repurchase Shares, and which transaction we refer to as the Contingent Share Repurchase), which right may be exercised for up to 10 days after completion of the Eclipsys Merger.

We refer to the Exchange, Share Repurchase and this offering as the Coniston Transactions.

On August 13, 2010, the shareholders of Misys approved the aspects of the Coniston Transactions that were subject to shareholder approval. The closing of the Coniston Transactions remains subject to the fulfillment or waiver of certain closing conditions that have not yet been satisfied, including (i) the Floor Price Condition, (ii) the completion of the financing contemplated by the Commitment Letter described below and (iii) the completion of our buyback of additional Allscripts shares beneficially owned by Misys, which will substantially reduce Misys’ beneficial share ownership of us prior to the closing of the Eclipsys Merger. Misys has acknowledged that the Floor Price Condition will be satisfied so long as Misys receives a gross price of no less than $16.50 per share from the underwriters. The closing of the Coniston Transactions is a condition to completion of the Eclipsys Merger.

We expect to finance the Share Repurchase and the Contingent Share Repurchase, and to pay fees and expenses related to the Coniston Transactions and the Contingent Share Repurchase, with cash on hand and the proceeds of the debt financing described below.

The Share Repurchase

Upon the terms and subject to the conditions of the Framework Agreement, we will repurchase 24,442,083 shares of our common stock held by Misys subsidiaries, including 5,938,867 Exchange Shares, at a price per share of $18.82, for an aggregate consideration of $460.0 million, plus a payment of a premium of $117.4 million in connection with the sale by Misys of its controlling interest, for a total of $577.4 million. The price per share is based on the volume weighted average price of our common stock for the ten trading days immediately prior to the signing of the Framework Agreement.

The Secondary Offering

Upon the terms and subject to the conditions of the Framework Agreement and a related Registration Rights Agreement described below, Misys agreed to cause one or more of its subsidiaries to enter into an underwriting agreement with respect to this offering, pursuant to which one or more underwriters would purchase no fewer than 25 million shares or such greater number of shares that in Misys’ reasonable judgment is necessary to maintain compliance immediately after the closing of the Coniston Transactions with the Listing Rules (UK) of the UK Listing Authority and London Stock Exchange at a price to the public of not less than $16.50 per share. Misys has acknowledged that the Floor Price Condition will be satisfied so long as Misys receives a gross price of no less than $16.50 per share from the underwriters. Misys also agreed that the aggregate number of shares purchased by the underwriters in this offering would not, when combined with the Repurchase Shares, result in Misys holding, directly or indirectly, fewer than 15.5 million shares of our common stock prior to any exercise of the underwriters’ over-allotment option. If a sale pursuant to the underwriters’ over-allotment option would result in Misys’ direct or indirect ownership falling below such threshold, then we would have a right of first refusal to issue and sell pursuant to the over-allotment option up to such number of shares of our common stock as is equal to the difference between the number of shares of our common stock required to satisfy the over-allotment option and the number of shares of our common stock that Misys may sell without falling below such threshold. In the event we are able to exercise the right of first refusal and issue common stock, we anticipate using any proceeds for general corporate purposes.

Amended and Restated Relationship Agreement

Upon the completion of the Exchange and the Share Repurchase, the Relationship Agreement we entered into with Misys on March 17, 2008 (as amended on August 14, 2008 and January 5, 2009) will be amended and restated, which we refer to as the Amended and Restated Relationship Agreement.

Under the existing Relationship Agreement, Misys is entitled to nominate six out of the ten members of our board of directors, including the chairman of the board. When we enter into the Amended and Restated Relationship Agreement with Misys, Misys will be entitled to nominate two directors, which will be permanently reduced to one director if Misys owns less than 15.5 million shares of our common stock, and which right will be permanently eliminated if Misys owns less than 5.0% of the then outstanding shares of our common stock or takes certain actions specified in the standstill provision referred to below.

The Amended and Restated Relationship Agreement will also contain a customary standstill provision, which will restrict Misys’ ability to acquire our securities for a period of five years after the closing of the Coniston Transactions. In addition, for a period of eighteen months after the closing of the Coniston Transactions, Misys will be obligated, subject to certain exceptions, to not deploy, sell, license or market any electronic medical health record or physician practice management software, related applications or solutions in any country in the world where we are conducting such operations on the date of the Framework Agreement, or utilize the name Misys or any trade name, trademark, brand name, domain name or logo containing or associated with the name Misys in connection with any health information technology solutions.

Written Consent

Pursuant to the terms of the Framework Agreement, Misys has caused its direct and indirect subsidiaries as holders of our common stock to act by written consent in lieu of a meeting of stockholders of Allscripts to approve the issuance of the Exchange Shares to certain subsidiaries of Misys in exchange for 100% of the issued and outstanding shares of an indirect subsidiary of Misys and an amendment to our certificate of incorporation to increase the number of authorized shares to permit the issuance of the Exchange Shares and the shares of our common stock to be issued to Eclipsys stockholders pursuant to the Merger Agreement. In addition, pursuant to the Framework Agreement, Misys approved, by written consent, certain additional amendments to our certificate of incorporation that will be effective only upon the closing of the Coniston Transactions, which would (i) change our name from “Allscripts-Misys Healthcare Solutions, Inc.” to “Allscripts Healthcare Solutions, Inc.”, (ii) eliminate the ability of our stockholders to act by written consent, (iii) elect that we be governed by Section 203 of the DGCL, (iv) establish certain committee structures to implement certain agreements in the Amended and Restated Relationship Agreement related to our board of directors, (v) upon the closing of the Eclipsys Merger, establish certain committee structures to implement certain agreements in the Merger Agreement related to the directors of Allscripts and (vi) implement certain other incidental or clarifying amendments.

Tax Matters

The Framework Agreement also provides that Misys will indemnify us and our affiliates from, among other taxes, taxes imposed on Newco as a result of the Coniston Transactions and certain related restructuring transactions. Under the Framework Agreement, at or prior to the closing of the Coniston Transactions, Misys is required to obtain a bank guarantee in our favor in an amount of $168 million to support this indemnification obligation. Misys is also required under the Framework Agreement to indemnify and hold harmless us and our affiliates from taxes imposed on Newco for periods ending on and prior to the closing date of the Coniston Transactions and to obtain, at or prior to the closing of the Coniston Transactions, a bank guarantee in favor of us in an amount of $45 million to support this indemnification obligation.

Requirements of the Listing Rules of the UK Financial Services Authority

Under the listing rules of the UK Financial Services Authority, which we refer to as the UK Listing Rules, a company with a premium listing, such as Misys, must control the majority of its assets. Misys is undertaking this secondary offering in part to comply with such rules, and Misys believes that the sale by its wholly owned subsidiaries of 25,000,000 shares of our common stock in this offering (plus up to an additional 3,750,000 shares if the underwriters elect to exercise the over-allotment option) should be sufficient for it to continue to comply with the UK Listing Rules relating to control of assets. However, Misys’ ongoing compliance with the UK Listing Rules relating to control of assets will depend, among other things, on the trading price of our common stock and the exchange rate between the U.S. dollar and the British pound. If the trading price of our common stock increases and the exchange rate between the U.S. dollar and the British pound increases, Misys could be required to sell additional shares of our common stock in order to comply with the UK Listing Rules relating to control of assets. Although the subsidiaries of Misys that hold shares of our common stock have agreed with the underwriters not to sell shares of our common stock for a period of 90 days after the date of this prospectus supplement, they will be permitted to sell additional shares of our common stock in order to comply with the UK Listing Rules that require a company with a premium listing to control the majority of its assets.

The Debt Financing

We have signed a Commitment Letter with JPMorgan Chase Bank, N.A., Barclays Bank PLC, UBS Loan Finance LLC and certain of their affiliates providing for certain revolving and term loan facilities in an aggregate amount up to $720 million. We expect the terms of the Commitment Letter to change in connection with the syndication of the credit facilities provided therein. In connection with the syndication of the credit facilities, we expect certain changes in the final terms thereof from the terms of the Commitment Letter. Instead of $570 million of senior secured term loan facilities and a $150 million senior secured revolving facility, we expect the facilities at the closing to provide for a $470 million senior secured term loan facility and a $250 million senior secured revolving facility, each of which is expected to have a five year term and to close upon the closing of the Coniston Transactions. The facilities will be used to finance the Coniston Transactions and Contingent Share Repurchase, to pay certain fees and expenses in connection with the Eclipsys Merger and the transactions contemplated by the Framework Agreement and to finance our working capital needs and for general corporate purposes. A total of $50 million of the revolving facility will be available for the issuance of letters of credit and $10 million of the revolving facility will be available for swingline loans. We will be permitted to add one or more incremental revolving and/or term loan facilities in an aggregate amount up to $250 million, subject to certain conditions. Completion of the financing, which we refer to as the Debt Financing, is a condition to the closing of the Coniston Transactions, and the closing of the Coniston Transactions is a condition to the closing of the Eclipsys Merger.

Interest Rate

Borrowings under the facilities will bear interest, at our option, at a rate per annum equal to either (a) the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.5% , and (iii) the rate for Eurodollar deposits as reflected on the applicable Reuters Screen LIBOR 01 for one month, as such rate may be adjusted for certain reserve requirements, plus 1.0%, plus the applicable margin or (b) the rate for Eurodollar deposits as reflected on the applicable Reuters Screen LIBOR 01 for the interest period relevant to such borrowing, as such rate may be adjusted for certain reserve requirements, plus the applicable margin. The applicable margin for borrowings under the facilities will be fixed until the date that is three business days after our financial statements are delivered to lenders with respect to the first fiscal period ending after September 30, 2010, and thereafter the applicable margin for borrowings under the facilities will be subject to further adjustment based on an agreed leverage grid.

Guarantee

All obligations under the facilities will be guaranteed by, subject to certain agreed upon exceptions, each of our existing and future direct and indirect material domestic subsidiaries other than the subsidiary that will be transferred to us as part of the Exchange, which we refer to as the guarantors.

Security

The obligations of us and each guarantor under the facilities, any swap agreements and any cash management arrangements provided by any lender, will be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first priority security interest in all of the tangible and intangible assets (including, without limitation, intellectual property, material owned real property and all of the capital stock of each guarantor and, in the case of foreign subsidiaries, up to 65% of the capital stock of first tier material foreign subsidiaries) of us and the guarantors.

Prepayments

Subject to certain exceptions, the credit documentation will require us to prepay the term loans:

a)	with 100% of the net cash proceeds received from the incurrence of certain indebtedness for borrowed money;

b)	with 100% of the net proceeds of the sale of any assets in excess of $5 million outside the ordinary course of business (including, without limitation, insurance and condemnation proceeds), subject to reinvestment rights; and

c)	with 50% of our excess cash flow for each fiscal year, beginning in 2012.

No prepayments under clauses (b) or (c) above will be required to the extent that our total leverage ratio is less than 2.5 to 1.0.

We may voluntarily repay outstanding loans under the facilities, in whole or in part, at our option at any time upon prior notice.

Covenants and Events of Default

The facilities will contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur indebtedness (including guarantee obligations);

•	create liens on and sell assets;

•	engage in mergers or consolidations;

•	declare dividends and other payments in respect of our capital stock;

•	make investments, loans and advances;

•	engage in transactions with affiliates;

•	enter into sale and leaseback transactions; and

•	change our lines of business.

In addition, the facilities will include an initial maximum leverage ratio of 4.0 to 1.0, with certain agreed step-downs and a permanent step down to 3.0 to 1.0 upon the completion of the merger and an initial minimum interest coverage ratio of 3.5 to 1.0, with certain agreed step-ups and a permanent step up to 4.5 to 1.0 upon completion of the merger. The calculation of the maximum leverage ratio and minimum interest coverage ratio will be consistent with our Second Amended and Restated Credit Agreement, except as mutually agreed.

The facilities will also contain certain customary events of default, including relating to non-payment, breach of covenants, cross-default, bankruptcy and change of control.

Registration Rights Agreement

On June 9, 2010, we entered into a registration rights agreement with Misys which provides that, for so long as Misys holds at least 5% of the then outstanding number of shares of our common stock, Misys has the right to require us on not more than three occasions to file a registration statement under the Securities Act registering the sale of all or a portion of the shares of our common stock owned by Misys that are not otherwise freely tradable. We have the right to defer the filing of such registration statement if doing so would impede any material transaction involving us, adversely affect any financing contemplated by us or require disclosure of any material non-public information that, if disclosed at such time, would be harmful to the interests of us or our stockholders. For a period of three years after the date of the Registration Rights Agreement, Misys may participate in any registration statement proposed to be filed by us, subject to restrictions if Misys’ participation would adversely affect our registration. Misys will be subject to a customary lock-up in connection with any equity offering by us unless the underwriters notify Misys that less than 80% of Misys’ shares requested to be included in the offering can actually be included in such offering, and Misys decides not to participate in the offering.

Management and Board of Directors of Allscripts Before and After the Eclipsys Merger

We have agreed, immediately after completion of the Coniston Transactions but prior to the completion of the Eclipsys Merger, to establish a seven-member board of directors consisting of two directors designated by Misys, four directors designated by us, and one individual designated by our Nominating and Governance Committee.

Upon completion of the Eclipsys Merger, we have agreed to establish a nine-member board of directors (if, at the effective time of the Eclipsys Merger, Misys has the right to nominate one of our directors pursuant to the Amended and Restated Relationship Agreement), or a ten-member board of directors (if, at the effective time of the Eclipsys Merger, Misys has the right to nominate two of our directors pursuant to the Amended and Restated Relationship Agreement). Our board of directors will consist of four of our current directors designated by us, three current Eclipsys directors designated by Eclipsys, the directors that Misys is entitled to nominate pursuant to the Amended and Restated Relationship Agreement and one independent director designated by Allscripts and Eclipsys to be selected by the Eclipsys nominees to our board of directors from candidates recommended by Allscripts, Misys and Eclipsys and proposed by our Nominating and Governance Committee (as constituted following the closing of the Coniston Transactions). In addition, we will cause the Audit, Compensation and Nominating and Governance Committees of our board of directors to include a majority of Allscripts-designated directors and at least one Eclipsys-designated director.

We and Eclipsys agreed that Philip M. Pead, the current president and chief executive officer of Eclipsys, will serve as our chairman of the board for a period of three years following completion of the Eclipsys Merger (subject to his election as a director by our stockholders), and that Glen E. Tullman will remain as our chief executive officer. We further agreed to use our commercially reasonable efforts to cause the election of Messrs. Tullman and Pead as directors at each of our next three annual meetings of stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary describes the terms of the capital stock of Allscripts and provisions of the Fourth Amended and Restated Certificate of Incorporation as will be in effect upon completion of the Coniston Transactions, which include this offering. This description is only a summary and is not meant to be complete. You should also refer to our form of Fourth Amended and Restated Certificate of Incorporation, a copy of which is attached as Exhibit 99.2 to our Current Report on Form 8-K, filed with the SEC on August 13, 2010 and incorporated herein by reference.

Authorized Capital Stock

On August 9, 2010, we amended and restated our certificate of incorporation so that our authorized capital stock consists of 349,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on August 13, 2010, there were 146,958,362 shares of our common stock issued and outstanding and no shares of Allscripts preferred stock issued and outstanding.

Common Stock

Voting and Other Rights. Holders of our common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Generally, matters to be decided by the stockholders will be decided by the vote of holders of a majority of the shares of common stock present in person or by proxy at a meeting at which a quorum is present except for certain extraordinary corporate actions that, under Delaware law, require a majority of the outstanding shares entitled to vote thereon, such as approval of certain mergers, asset sales and dissolutions. The rights, preferences and privileges of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue at any time in the future.

Dividend Rights; Rights Upon Liquidation. Holders of our common stock will be entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds. Upon a liquidation, dissolution or winding-up of the Company, holders of common stock will be entitled to share ratably in all assets remaining after payment of our debts and other liabilities.

Pre-emptive Rights. Holders of our common stock will have no preemptive, subscription, redemption or conversion rights.

Allscripts Preferred Stock

Our board of directors will be authorized, without further stockholder approval but subject to any limitations prescribed by law, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 1,000,000 shares of preferred stock, and to issue these shares of preferred stock in one or more series. Each class or series of preferred stock will cover the number of shares and will have the preferences, voting powers, qualifications and special or relative rights or privileges as are determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or other rights of the holders of common stock. The issuance of preferred stock could also delay, defer or prevent a change of control of the Company or otherwise negatively affect the market price of our common stock. We have no present plans to issue any shares of preferred stock.

SELLING STOCKHOLDERS

The following table sets forth information regarding the selling stockholders’ beneficial ownership of our common stock as of August 13, 2010, the number of shares of common stock being offered hereby and the selling stockholders’ beneficial ownership of our common stock after completion of this offering. The percentages in the following table are based on the total number of shares of our common stock outstanding as of August 13, 2010 (i) prior to this offering and (ii) assuming full exercise of the underwriters’ option to purchase additional shares and the completion of the Share Repurchase and the Contingent Share Repurchase.

Each of the selling stockholders is a wholly owned subsidiary of Misys. For information about certain material relationships between us and Misys, see the descriptions of the Framework Agreement, the Amended and Restated Relationship Agreement and the Registration Rights Agreement included above under “The Eclipsys Merger,” as well as the documents incorporated by reference herein, including (i) the information set forth under the heading “Certain Relationships and Related Party Transactions” in our definitive proxy statement for our 2009 Annual Meeting of Stockholders and (ii) the description of the amendment to our Shared Services Agreement with Misys in our Current Report on Form 8-K, filed with the SEC on June 9, 2010, and the amendment to such Current Report filed with the SEC on July 2, 2010. In addition, pursuant to the Framework Agreement, we and Misys have agreed to terminate the Stock Repurchase Agreement described in our definitive proxy statement upon the closing of the Coniston Transactions, which include this offering.

	Shares Beneficially Owned prior to This Offering(1)		Shares Being Sold in This Offering	Optional Shares	Shares Beneficially Owned after This Offering (assuming full exercise of underwriters’ option to purchase additional shares)(3)(4)(5)
Name	Number	Percent			Number	Percent
Kapiti Limited(2)	61,308,295	41.7%	250,000	37,500	21,305,621	11.4%
ACT Sigmex Limited(2)	61,308,295	41.7%	24,750,000	3,712,500	21,092,565	11.3%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. As of August 13, 2010, Misys beneficially owned 79,811,511 shares of our common stock (including 18,503,216 shares owned by Misys Patriot Limited, which are expected to be sold in the Share Repurchase) and is expected to beneficially own 21,305,621 shares of our common stock after completion of this offering, assuming full exercise of the underwriters’ option to purchase additional shares and the completion of the Share Repurchase and the Contingent Share Repurchase. If the Eclipsys Merger is not completed and the over-allotment option is not exercised by the underwriters, Misys would beneficially own approximately 24.8% of the outstanding shares of our common stock.
(2)	As of the date of this prospectus supplement, Kapiti Limited owned 100% of the issued and outstanding shares of ACT Sigmex Limited and 1% of the issued and outstanding shares of Newco. ACT Sigmex Limited owned the remaining 99% of the issued and outstanding shares of Newco. Newco, in turn, owned 61,308,295 shares of our common stock. In connection with the Exchange, Kapiti Limited and ACT Sigmex Limited will transfer all of their shares in Newco to us in return for 61,308,295 newly issued shares of our common stock. Kapiti Limited will receive 613,083 of these Exchange Shares and ACT Sigmex Limited will receive the remaining 60,695,212 Exchange Shares. These transactions are expected to occur immediately prior to the closing of this offering, and Kapiti Limited and ACT Sigmex Limited will use the Exchange Shares to satisfy their obligations to deliver shares of our common stock to the underwriters of this offering.
(3)	Assumes the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares.
(4)	Assumes completion of the Eclipsys Merger, the Coniston Transactions (including the Exchange, this offering and the Share Repurchase) and the Contingent Share Repurchase. Kapiti Limited is expected to sell 59,389 shares in the Share Repurchase and 53,138 shares in the Contingent Share Repurchase. ACT Sigmex Limited is expected to sell 5,879,478 shares in the Share Repurchase and 5,260,669 shares in the Contingent Share Repurchase.

(5)	As of the date of this prospectus supplement, a total of 146,958,362 shares of our common stock were outstanding. We expect that a total of 186,398,542 shares of our common stock will be outstanding following (i) the repurchase of 24,442,083 shares of our common stock in the Share Repurchase in connection with the completion of this offering, (ii) the issuance of approximately 69,196,070 shares of our common stock in the Eclipsys Merger based on the number of outstanding shares of Eclipsys common stock reported on Eclipsys’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and (iii) the repurchase of 5,313,807 shares of our common stock in the Contingent Share Repurchase.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion is a summary of certain United States federal income and estate tax consequences relevant to non-U.S. holders (defined below) with respect to the purchase, ownership and disposition of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, rulings issued by the Internal Revenue Service, or IRS, and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This discussion is for general information only and is not tax advice. Accordingly, all prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the United States federal, state, local and non-U.S. tax consequences of an investment in our common stock. No assurance can be given that the IRS will not challenge any of the tax consequences described herein.

This discussion is limited to the tax consequences to those non-U.S. holders who hold our common stock as capital assets (generally, for investment purposes). This discussion does not purport to deal with non-U.S. holders in special tax situations, such as financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax, persons holding shares of our common stock as a hedge against currency risk or as a position in a “straddle” or conversion transaction or persons subject to the alternative minimum tax. This discussion does not address the tax consequences to a partnership (or other entity treated as a partnership for United States federal income tax purposes). Also, this discussion does not address all aspects of United States federal income and estate taxation that might be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of United States state, local, or non-U.S. taxes.

For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes, (1) a citizen or individual resident of the United States, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust that is a “United States person” for United States federal income tax purposes.

If a partnership (or another entity treated as a partnership for United States federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock is urged to consult its tax advisors.

PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Distributions and Dividends

Generally, distributions paid to a non-U.S. holder with respect to our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s tax basis in the common stock, up to the holder’s tax basis. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Sale, Exchange or Other Taxable Disposition.”

Dividends paid to a non-U.S. holder that are not connected with a U.S. trade or business carried on by the holder generally will be subject to a 30% U.S. withholding tax, unless a lower rate is specified by an applicable income tax treaty and the non-U.S. holder provides proper documentation certifying eligibility for treaty benefits

(generally, on an IRS Form W-8BEN or applicable substitute form) and meets certain other requirements. Non-U.S. holders that do not timely provide us with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding possible entitlement to benefits under a tax treaty.

Dividends that are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (or, if a treaty applies, are attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States) are not subject to the U.S. withholding tax described above, provided that the non-U.S. holder provides an IRS Form W-8ECI or applicable substitute form and otherwise complies with applicable certification requirements. Any such dividends instead will be subject to regular United States federal income tax in the same manner as if the non-U.S. holder were a “United States person” (as defined for United States federal income tax purposes). If dividends are effectively connected with a trade or business of a non-U.S. holder that is a corporation, the corporate non-U.S. holder may be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), subject to certain adjustments.

Sale, Exchange or Other Taxable Disposition

A non-U.S. holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale, exchange or other taxable disposition of our common stock unless:

•

the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (or, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain conditions are met; or

•

our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the sale or other disposition.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point immediately above will be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a “United States person” (as defined for United States federal income tax purposes). A non-U.S. holder that is a corporation may also be subject to a “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), subject to certain adjustments. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

A non-U.S holder described in the second bullet point immediately above will be subject to a flat 30% tax on the net gain derived from the sale, exchange or other disposition, which generally may be offset by certain U.S.-source losses of the non-U.S. holder.

Regarding the third bullet point immediately above, we believe that we have not been and are not currently a “United States real property holding corporation”, and we do not expect to become one in the future based on anticipated business operations. However, no assurances can be provided in this regard. In general, a “United States real property holding corporation” includes a corporation in which interests in U.S. real property constitute 50% or more, by value, of the sum of the corporation’s assets used in a trade or business, the corporation’s U.S. real property interests and the corporation’s interests in real property located outside the United States.

United States Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual non-U.S. holder (as specially determined for United States federal estate tax purposes) at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, and therefore may be subject to United States federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding on Non-U.S. Holders

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to the holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available under the provisions of an applicable income tax treaty or agreement to the tax authorities in the country in which the non-U.S. holder resides. United States backup withholding (currently at a rate of 28% and scheduled to increase to 31% for 2011 and thereafter) generally will apply on payment of dividends to a non-U.S. holder unless such non-U.S. holder furnishes to the payor an IRS Form W-8BEN (or other applicable form), or otherwise establishes an exemption.

Payment by a U.S. office of a broker of the proceeds of a sale of our common stock is subject to both backup withholding and information reporting unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on IRS Form W-8BEN, or otherwise establishes an exemption. Payments of the proceeds from the sale by a non-U.S. holder of our common stock made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting requirements (but not backup withholding) generally will apply to a payment made outside the United States of the proceeds of a sale of our common stock through an office outside the United States of a broker (i) that is a U.S. person, (ii) 50% or more of the gross income of which for a specified three-year period is effectively connected with the conduct of a trade or business in the United States, (iii) that is a “controlled foreign corporation,” or (iv) that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that the holder or beneficial owner is a non-U.S. holder or the holder or beneficial owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s United States federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS.

Recently Enacted Legislation

Beginning with payments made after December 31, 2012, recently enacted legislation will generally impose a 30% withholding tax on dividends paid with respect to our common stock and the gross proceeds from a disposition of shares of our common stock paid to (i) a foreign financial institution (as defined in Section 1471(d)(4) of the Internal Revenue Code of 1986, as amended) unless the foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding its U.S. account holders (including certain account holders that are foreign entities that have U.S. owners) and satisfies certain other requirements, and (ii) certain other non-U.S. entities unless the entity provides the payor with certain information regarding certain direct and indirect U.S. owners of the entity, or certifies that it has no such U.S. owners, and complies with certain other requirements. Accordingly, the entity though which our common stock is held will affect the determination of whether such withholding is required. Under certain circumstances, a non-U.S. holder of shares of our common stock might be eligible for refunds or credits of the tax. You are encouraged to consult with your own tax advisors regarding the possible implications of this recently enacted legislation on your investment in shares of our common stock.

Each prospective non-U.S. holder of our common stock should consult their tax advisor with respect to the federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our common stock.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August     , 2010, the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC are acting as joint book-running managers and as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Barclays Capital Inc.
J.P. Morgan Securities Inc.
UBS Securities LLC

Total	25,000,000

In connection with this offering, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., J.P. Morgan Securities Inc. and UBS Securities LLC have entered into an agreement with us and the selling stockholders whereby, subject to the satisfaction of certain conditions, they agreed to enter into the underwriting agreement referenced above not later than August 17, 2010 and that the underwriting agreement would provide gross proceeds (prior to the payment of underwriting discounts and commissions by the selling stockholders) to the selling stockholders of at least $16.50 per share.

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 3,750,000 additional shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $ per share. After the offering, the underwriters may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commissions paid by selling stockholders	$	$	$	$

We estimate that our out of pocket expenses for this offering will be approximately $            .

We have agreed that we will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or (v) file with the Commission a registration statement under the Securities Act relating to any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to take any such action, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, except (A) issuances of our common stock to the holders of common stock of Eclipsys pursuant to the Merger Agreement; (B) issuances of equity awards to holders of Eclipsys equity awards pursuant to the Merger Agreement; (C) issuances of restricted stock units and performance-based awards under our equity compensation plans and incentive retention plans, including any equity compensation plan and incentive retention plan assumed by us in connection with the Eclipsys Merger; (D) issuances of our common stock pursuant to the vesting or exercise of equity awards, restricted stock units or performance based awards, including such awards issued as described in clauses (B) and (C); (E) the Exchange, the Share Repurchase, the Contingent Repurchase and issuances of our common stock pursuant to the Framework Agreement; and (F) the filing of any registration statement (x) on Form S-4 with respect to issuances pursuant to clause (A), Form S-8 or any successor forms thereto, or (y) relating solely to any Allscripts’ or Eclipsys’ employee benefit plans.

Our executive officers and directors who we expect to serve going forward after completion of the Coniston Transactions have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, except (i) to a family member or trust, (ii) by bona fide gift for charitable or estate planning purposes, (iii) by will or by operation of law or (iv) in connection with the satisfaction of withholding obligations in connection with the vesting of restricted stock units (including performance-based restricted stock units) awarded by us under an equity compensation plan.

The selling stockholders have agreed that they will not (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock within the meaning of Section 16 of the Exchange Act or (v) publicly disclose the intention to take any such action during the “lock-up” period (except as required by law), without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement, except for (A) pursuant to the US Reorganization (as defined in the Framework Agreement), the Exchange, the Share Repurchase and the Contingent Repurchase, in each case in accordance with the terms of the Framework Agreement as in existence, as of the date of this prospectus supplement and (B) to the extent Misys or any of its subsidiaries is required to take any of the actions referred to in (i) through (v) above, to enable Misys to comply with Listing Rules 9.2.2A and 6.1.4(2) of the United Kingdom Listing Authority.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect. The selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make with regard to certain information provided by the selling stockholders to us for inclusion in this prospectus supplement.

Our shares of common stock are listed on the NASDAQ Global Select Market under the symbol “MDRX”.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Certain of the underwriters and their respective affiliates have from time to time performed, continue to perform and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates and for the selling stockholders in the ordinary course of business for which they have received and would receive customary compensation. UBS Securities LLC and certain of its affiliates have advised us with respect to the Eclipsys Merger and have received, and may continue to receive, cash compensation for such services. Credit Suisse Securities (USA) LLC and certain of its affiliates have advised Misys on the Coniston Transactions and have received, and may continue to receive, cash compensation for such services. In addition, we have signed a commitment letter with certain affiliates of J.P. Morgan Securities Inc., Barclays Capital Inc. and UBS Securities LLC providing for certain revolving and term loan facilities in an aggregate amount up to $720 million. In connection with the syndication of the credit facilities, we expect certain changes in the final terms thereof from the terms of the Commitment Letter. Instead of $570 million of senior secured term loan facilities and a $150 million senior secured revolving facility, we expect the facilities at the closing to provide for a $470 million senior secured term loan facility and a $250 million senior secured revolving facility, each of which is expected to have a five year term and to close upon the closing of the Coniston Transactions. J.P. Morgan Securities Inc. and certain of its affiliates, Barclays Capital Inc. and certain of its affiliates, and UBS Securities LLC and certain of its affiliates have received, and may continue to receive, cash compensation in connection with such facilities.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that it has not made and will not make an offer to the public of shares which are the subject of the offering (the “Shares”) in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved by the competent authority in another Relevant Member State and published and passported in accordance with the Prospectus Directive as implemented in that Relevant Member State, except that it may, make an offer to the public in that Relevant Member State of any Shares at any time following exemptions under the Prospectus Directive if they have been implemented in that Relevant Member State:

1.	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

2.	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

3.	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Credit Suisse Securities (USA) LLC for any such offer; or

4.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to persons in circumstances which may give rise to an offer of any shares to the public other than their offer of resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. We, and the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the underwriters of such fact in writing may, with the consent of the underwriters, be permitted to purchase shares in the offering.

United Kingdom

Each of the underwriters represents and agrees that:

(i)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of FSMA does not apply; and

(ii)	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the shares of common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of shares of common stock are made. Any resale of the shares of common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the shares of common stock.

Representations of Purchasers

By purchasing shares of common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the shares of common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus and Registration Exemptions,

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements and Exemptions,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the shares of common stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or on (416) 593-3684.

Rights of Action—Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares of common stock, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares of common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares of common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the Selling shareholders. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders, will have no liability. In the case of an action for damages, we and the selling shareholders, will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares of common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of shares of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the shares of common stock in their particular circumstances and about the eligibility of the shares of common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters relating to the shares of common stock being offered hereby will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters relating to the sale of common stock in this offering will be passed upon for the selling stockholders by Allen & Overy LLP, New York, New York and Allen & Overy LLP, London, United Kingdom. Certain legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Allscripts-Misys Healthcare Solutions, Inc. Annual Report on Form 10-K for the year ended May 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Eclipsys Corporation and management’s assessment of the effectiveness of internal control over financial reporting incorporated in the Current Report on Form 8-K dated June 9, 2010 have been so incorporated in reliance on the of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement or is incorporated by reference into this prospectus subsequent to the date of this prospectus as described below. We are incorporating by reference the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering of the securities is completed:

•	Annual Report on Form 10-K for the fiscal year ended May 31, 2010, filed with the SEC on July 27, 2010, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on August 11, 2010;

•

Those portions of our Definitive Proxy Statement on Schedule 14A, dated August 26, 2009, filed with the SEC on August 27, 2009, as supplemented by the definitive additional materials filed with the SEC on August 27, 2009, that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended May 31, 2009, filed with the SEC on July 30, 2009;

•

Current Reports on Form 8-K filed with the SEC on June 9, 2010 (regarding announcement of the Transactions), June 9, 2010 (regarding historical Eclipsys and pro forma financial information), June 14, 2010, July 27, 2010, August 2, 2010, August 10, 2010 and August 13, 2010, and the amendment to our Current Report on Form 8-K/A filed with the SEC on July 2, 2010; and

•	Registration statement on Form 8-A filed with the SEC on December 7, 2000.

This prospectus supplement is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site. In addition, we post the periodic reports that we file with the SEC on our website at http://www.allscripts.com. You may also obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Attention: Investor Relations

Telephone: (312) 506-1200

PROSPECTUS

Allscripts-Misys Healthcare Solutions, Inc.

Debt Securities

Common Stock

Preferred Stock

Warrants

Share Purchase Contracts

Share Purchase Units

We may offer and sell, from time to time in one or more offerings, any combination of debt and equity securities that we describe in this prospectus in one or more series. In addition, certain other persons to be identified in a prospectus supplement may offer and sell our securities.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus, carefully before you invest.

Our common stock trades on the NASDAQ Global Market under the symbol “MDRX.” On June 8, 2010, the last reported sale price of our common stock on NASDAQ was $18.42.

We have not yet determined whether any of the debt securities or any of our preferred stock, warrants, share purchase contracts or units will be listed on any exchange or over-the-counter market. If we decide to seek listing of these securities, a prospectus supplement relating to such securities will identify the exchange or market.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

We, or any selling securityholders, will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2010.

Prospectus

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, which we refer to as the “Securities Act.” Under the automatic shelf registration process, (i) we may, over time, offer any combination of the debt securities, common stock, preferred stock, warrants, share purchase contracts and share purchase units described in this prospectus in one or more offerings and (ii) the selling securityholders to be named in a prospectus supplement may offer, from time to time, an indeterminate number of our securities. In this prospectus we will refer to the debt securities, common stock, preferred stock, warrants, share purchase contracts and share purchase units collectively as the “securities.” As used in this prospectus, unless stated otherwise or the context requires otherwise, “Allscripts,” “the Company,” “we,” “us” and “our” refer to Allscripts-Misys Healthcare Solutions, Inc. and its subsidiaries. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we, or the selling securityholders, as the case may be, offer securities, we or the selling securityholders will provide you with a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information incorporated or deemed to be incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition and results of operations may have changed since that date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

We make available free of charge most of our SEC filings through our Internet website (www.allscripts.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also find additional information about Allscripts and its subsidiaries on our website. The information on our web site is not a part of this prospectus. You may also request a copy of our SEC filings at no cost, by writing to or telephoning us at the following:

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Attention: Investor Relations

Telephone: (866) 358-6869

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also allow us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial filing of the registration statement until we complete our sale of the securities to the public (other than information in such filings that was furnished, under applicable SEC rules, rather than filed):

•

annual report of Allscripts on Form 10-K for the fiscal year ended May 31, 2009, filed with the SEC on July 30, 2009 (other than the “Selected Financial Data”, which has been superseded by the “Selected Financial Data” attached as Exhibit 99.3 to the Current Report on Form 8-K filed with the SEC on June 9, 2010);

•	“Selected Financial Data” attached as Exhibit 99.3 to the Current Report on Form 8-K filed with the SEC on June 9, 2010);

•	proxy statement of Allscripts on Schedule 14A for the annual stockholders’ meeting held on October 8, 2009, filed with the SEC on August 27, 2009;

•	quarterly reports of Allscripts on Form 10-Q for the fiscal quarters ended August 31, 2009, November 30, 2009 and February 28, 2010;

•

current reports of Allscripts on Form 8-K filed with the SEC on June 2, 2009, August 11, 2009, December 4, 2009, June 9, 2010 and June 9, 2010, and amendments to current reports of Allscripts on Form 8-K/A filed with the SEC on August 11, 2009; and

•	registration statement of Allscripts on Form 8-A filed with the SEC on December 7, 2000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Such forward-looking statements are subject to numerous risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.

Factors that could cause actual results to differ materially include, but are not limited to:

•	the volume and timing of systems sales and installations, the length of sales cycles and the installation process and the possibility that our products will not achieve or sustain market acceptance;

•	the timing, cost and success or failure of new product and service introductions, development and product upgrade releases;

•	competition within the industries in which we operate;

•	competitive pressures including product offerings, pricing and promotional activities;

•	our ability to establish and maintain strategic relationships;

•	undetected errors or similar problems in our software products;

•	the implementation and speed of acceptance of the electronic record provisions of the American Recovery and Reinvestment Act of 2009;

•

compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry, including possible regulation of our software by the U.S. Food and Drug Administration;

•

failure to achieve certification under the Health Information Technology for Economic and Clinical Health Act could result in increased development costs, a breach of some customer obligations and put us at a competitive disadvantage in the marketplace;

•	unexpected requirements to achieve interoperability certification pursuant to The Certification Commission for Healthcare Information Technology could result in increased development and other costs;

•	the possibility of product-related liabilities;

•	our ability to attract and retain qualified personnel;

•	maintaining our intellectual property rights and litigation involving intellectual property rights;

•	risks related to third-party suppliers and our ability to obtain, use or successfully integrate third-party licensed technology;

•	the outcome of any legal proceeding that has been or may be instituted against us;

•	breach of our security by third parties;

•	legislative, regulatory and economic developments; and

•	those factors discussed in “Risk Factors” in our periodic filings with the SEC.

Additional risks, uncertainties and other factors include those discussed under “Risk Factors” and in documents incorporated by reference in this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of documents incorporated by reference, as of the date of those documents. We disclaim any intent or obligation to update any forward-looking statements contained herein.

THE COMPANY

Allscripts is a leading provider of clinical software, services, information and connectivity solutions that empower physicians and other healthcare providers to deliver best-in-class patient safety, clinical outcomes and financial results. Allscripts’ businesses provide innovative solutions that inform physicians with just right, just in time information, connect physicians to each other and to the entire community of care, and transform healthcare, improving both the quality and efficiency of care. Allscripts provides various clinical software applications, including Electronic Health Records (EHR), practice management, revenue cycled management, clearinghouse services, electronic prescribing, Emergency Department Information System (EDIS), hospital care management and discharge management solutions, document imaging solutions, and a variety of solutions for home care and other post-acute facilities. The Company’s principal executive office is located at 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654 and the telephone number is (866) 358-6869.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended May 31, 2009, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purposes.

Unless otherwise set forth in a prospectus supplement, we will not receive any of the proceeds from the sale of securities by the selling securityholders.

RATIOS

Our ratios of earnings to fixed charges for each of the periods indicated are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended May 31, 2009 and in our Quarterly Reports on Form 10-Q for the quarters ended August 31, 2009, November 30, 2009 and February 28, 2010, incorporated by reference into this prospectus.

	Nine Months Ended February 28,		Year Ended May 31,
	2010	2009	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	19.4	6.1	9.1	13.2	2.6	7.3	5.2

For these ratios, earnings consist of net income before provision for fixed charges. Fixed charges include interest expense, debt cost amortization and that portion of rental expense we deem to represent interest. Our earnings and fixed charges include the earnings and fixed charges of Allscripts and its subsidiaries considered as one enterprise.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, share purchase contracts and share purchase units that we or one or more selling securityholders may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement and/or other offering materials.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus.

The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees. References herein to the “indenture” and the “trustee” refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended. We may issue senior, subordinated, junior subordinated, exchangeable and convertible debt securities under the same indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the applicable form of indenture and the applicable form of certificate evidencing the debt securities, which forms will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the places where payments on the debt securities will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

If specified in the applicable prospectus supplement, certain of our subsidiaries will guarantee the debt securities. The particular terms of any guarantee will be described in the related prospectus supplement.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon holders of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of the capital stock of Allscripts is not meant to be complete and is qualified by reference to Allscripts’ certificate of incorporation, which is incorporated herein by reference, and to all applicable provisions of the Delaware General Corporation Law (the “DGCL”). See “Where You Can Find More Information.”

Authorized Capital Stock

Allscripts’ current authorized capital stock consists of 199,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the close of business on June 7, 2010, there were 146,517,252 shares of Allscripts common stock issued and outstanding and no shares of Allscripts preferred stock issued and outstanding.

Allscripts Common Stock

Voting and Other Rights. Holders of Allscripts common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Generally, matters to be decided by the stockholders will be decided by the vote of holders of a majority of the shares of Allscripts common stock entitled to vote on the subject matter and represented in person or by proxy at a meeting at which a quorum is present except for certain extraordinary corporate actions that, under Delaware law, require a majority of the outstanding shares entitled to vote thereon, such as approval of certain mergers, asset sales and dissolutions. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that Allscripts may designate and issue at any time in the future.

Dividend Rights; Rights Upon Liquidation. Holders of Allscripts common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds. Upon Allscripts’ liquidation, dissolution or winding-up, holders of Allscripts common stock are entitled to share ratably in all assets remaining after payment of Allscripts’ debts and other liabilities.

Pre-emptive Rights. Holders of Allscripts common stock currently have no pre-emptive, subscription or conversion rights, except for certain pre-emptive rights Allscripts granted to Misys plc (“Misys”) under the Relationship Agreement dated March 17, 2008 (as amended, the “Relationship Agreement”). The Relationship Agreement provides Misys with anti-dilution protection in the event of issuances of Allscripts common stock, subject to certain limited exceptions, such as grants under Allscripts’ benefit plans under 1.95 percent of the fully-diluted number of shares of Allscripts’ common stock.

Allscripts Preferred Stock

The Allscripts board of directors is authorized, without further stockholder approval but subject to any limitations prescribed by law, to establish from time to time one or more classes or series of preferred stock covering up to an aggregate of 1,000,000 shares of preferred stock, and to issue these shares of preferred stock in one or more series. Each class or series of Allscripts preferred stock will cover the number of shares and will have the preferences, voting powers, qualifications and special or relative rights or privileges as are determined by the board of directors, which may include, among others, dividend rights, liquidation preferences, voting rights, conversion rights and redemption rights.

The Allscripts board of directors may authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or other rights of the holders of Allscripts common stock. The issuance of preferred stock could also delay, defer or prevent a change of control of Allscripts or otherwise negatively affect the market price of Allscripts common stock. Allscripts has no present plans to issue any shares of preferred stock.

Registration Rights Agreement

On June 9, 2010, Allscripts entered into a registration rights agreement with Misys which provides that, for so long as Misys holds at least 5% of the then outstanding number of shares of Allscripts common stock, Misys has the right to require Allscripts on not more than three occasions to file a registration statement under the Securities Act registering the sale of all or a portion of the shares of Allscripts common stock owned by Misys that are not otherwise freely tradable. Allscripts has the right to defer the filing of such registration statement if doing so would impede any material transaction involving Allscripts, adversely affect any financing contemplated by Allscripts or require disclosure of any material non-public information that, if disclosed at such time, would be harmful to the interests of Allscripts or its stockholders. For a period of three years after the date of the Registration Rights Agreement, Misys may participate in any registration statement proposed to be filed by Allscripts, subject to restrictions in the event that Misys’ participation would adversely affect Allscripts’ registration. Misys will be subject to a customary lock-up in connection with any equity offering by Allscripts unless the underwriters notify Misys that less than 80% of Misys’ shares requested to be included in the offering can actually be included in such offering, and Misys decides not to participate in the offering.

Allscripts agreed to pay all reasonable expenses incurred in connection with a demand or other registration, other than expenses of counsel for Misys, any underwriting discounts or commissions, and also agreed to indemnify Misys from losses incurred as a result of material misstatements or omissions in such registration statement.

Anti-Takeover Provisions

Allscripts’ Second Amended and Restated Certificate of Incorporation contains an election not to be governed by Section 203 of the DGCL.

Section 203 of the DGCL generally prohibits certain “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

•	the board of directors of the corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder,

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or

•

after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These restrictions on interested stockholders do not apply under some circumstances, including if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by the Delaware statute regulating business combinations, or if the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by these provisions of the DGCL (and such amendment is duly approved by the stockholders entitled to vote thereon).

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, shares of common stock or shares of preferred stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, shares of common stock or shares of preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as “Stock Purchase Contracts.” The price per share of common stock and number of shares of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, securing the holders’ obligations to purchase the shares of common stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material United States federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act. Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we or the selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close any related short positions. We or the selling securityholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities covered by this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	information regarding the selling securityholders, if any;

•	the names of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transactions will be set forth in the applicable prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or the selling securityholders or through agents designated by us or the selling securityholders from time to time. In the case of securities sold directly by us or the selling securityholders, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us or the selling securityholders to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We or the selling securityholders may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us or the selling securityholders at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than our common stock that is listed on the Nasdaq, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing, transactions, short, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. These transactions may be effected on the Nasdaq or otherwise.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, legal matters in connection with this offering of securities will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Allscripts-Misys Healthcare Solutions, Inc. Annual Report on Form 10-K for the year ended May 31, 2009 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of the internal control over financial reporting of the Misys Healthcare operations the registrant acquired during fiscal year 2009) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Eclipsys Corporation and management’s assessment of the effectiveness of internal control over financial reporting incorporated in the Current Report on Form 8-K dated June 9, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.